Exhibit 99


       Below are Items 6, 7 and 8 of CenturyTel, Inc.'s annual report on Form 10-K for the year ended December 31, 2003, restated in their entirety for the presentation of a single reportable segment, as required under the provisions of Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information."

                               * * * * * * * * * *

Item 6.    Selected Financial Data.

       The following table presents certain selected consolidated financial data (from continuing operations) as of and for each of the years ended in the five-year period ended December 31, 2003:

Selected Income Statement Data

                                                                Year ended December 31,
                                      -------------------------------------------------------------------
                                               2003         2002         2001         2000          1999
                                      -------------------------------------------------------------------
                                                        (Dollars, except per share amounts,
                                                         and shares expressed in thousands)

Operating revenues                    $    2,367,610    1,971,996    1,679,504    1,402,357    1,254,400
                                      ===================================================================


Operating income                      $      750,396      575,406      425,305      386,137      354,723
                                      ===================================================================

Nonrecurring gains and
  losses, net (pre-tax)               $            -        3,709       33,043            -       11,284
                                      ===================================================================

Income from continuing operations     $      344,707      193,533      149,081      127,474      134,068
                                      ===================================================================

Basic earnings per share from
  continuing operations               $         2.40         1.36         1.06          .91          .96
                                      ===================================================================

Basic earnings per share from
  continuing operations, as adjusted
  for goodwill amortization           $         2.40         1.36         1.39         1.17         1.19
                                      ===================================================================

Diluted earnings per share from
  continuing operations               $         2.38         1.35         1.05          .90          .95
                                      ===================================================================

Diluted earnings per share from
  continuing operations, as adjusted
  for goodwill amortization           $         2.38         1.35         1.37         1.16         1.17
                                      ===================================================================

Dividends per common share            $          .22          .21          .20          .19          .18
                                      ===================================================================

Average basic shares outstanding             143,583      141,613      140,743      140,069       138,848
                                      ===================================================================

Average diluted shares
  outstanding                                144,700      142,879      142,307      141,864       141,432
                                      ===================================================================


Selected Balance Sheet Data

                                                                     December 31,
                                      -------------------------------------------------------------------
                                               2003         2002         2001         2000          1999
                                      -------------------------------------------------------------------
                                                                (Dollars in thousands)
Net property, plant and
  equipment                           $    3,455,481    3,531,645    2,736,142    2,698,010    2,000,789
Goodwill                              $    3,425,001    3,427,281    2,087,158    2,108,344    1,267,908
Total assets                          $    7,895,852    7,770,408    6,318,684    6,393,290    4,705,407
Long-term debt                        $    3,109,302    3,578,132    2,087,500    3,050,292    2,075,212
Stockholders' equity                  $    3,478,516    3,088,004    2,337,380    2,032,079    1,847,992
                                      -------------------------------------------------------------------

       See Items 7 and 8 for a discussion of the Company's discontinued wireless operations.


       The following table presents certain selected consolidated operating data as of the end of each of the years in the five-year period ended December 31, 2003:

                                                                Year ended December 31,
                                      -------------------------------------------------------------------
                                               2003         2002         2001         2000          1999
                                      -------------------------------------------------------------------
Telephone access lines                     2,376,118    2,414,564    1,797,643    1,800,565     1,272,867
Long distance customers                      769,766      648,797      465,872      363,307       303,722
                                      -------------------------------------------------------------------

       See Items 1 and 2 in Part I and Items 7 and 8 elsewhere herein for additional information.


Item 7.    Management's Discussion and Analysis of Financial Condition
            and Results of Operations

                              RESULTS OF OPERATIONS

                                    OVERVIEW

       CenturyTel, Inc. ("CenturyTel") and its subsidiaries (the "Company") is an integrated communications company engaged primarily in providing local exchange, long distance, Internet access and data services to customers in 22 states. The Company currently derives its revenues from providing (i) local exchange telephone services, (ii) network access services, (iii) long distance services, (iv) data services, which includes both dial-up and digital subscriber line ("DSL") Internet services, as well as special access and private line services, (v) fiber transport, competitive local exchange and security monitoring services and (vi) other related services.

       The Company strives to maintain its customer relationships by, among other things, bundling its service offerings to provide its customers with a complete offering of integrated communications services. Effective in the first quarter of 2004, as a result of the Company's increased focus on integrated bundle offerings and the varied discount structures associated with such offerings, the Company determined that its results of operations would be more appropriately reported as a single reportable segment under the provisions of Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." Therefore, the results of operations for 2004 and future years will reflect the presentation of a single reportable segment. Results of operations for 2003, 2002 and 2001 have been conformed to the Company's future presentation of a single reportable segment in this Report on Form 8-K. In connection with the change in segment reporting, the Company has, among other things, (i) eliminated certain revenues arising out of previously-reported intersegment transactions (which reduced operating expenses by a like amount and therefore had no impact on operating income), (ii) reclassified certain revenues to conform to the new revenue components and (iii) reclassified depreciation expense related to certain service subsidiaries of the Company from operating expenses of its regulated operations to depreciation expense.

       On July 1, 2002, the Company acquired the local exchange telephone operations of Verizon Communications, Inc. ("Verizon") in the state of Alabama for approximately $1.022 billion cash. On August 31, 2002, the Company acquired the local exchange telephone operations of Verizon in the state of Missouri for approximately $1.179 billion cash. The results of operations for the Verizon assets acquired are reflected in the Company's consolidated results of operations subsequent to each respective acquisition. See "Acquisitions" below and Note 2 of Notes to Consolidated Financial Statements for additional information. During 2003, the Company also acquired fiber transport assets in five central U.S. states (which the Company operates under the name LightCore) for $55.2 million cash.

       On August 1, 2002, the Company sold substantially all of its wireless operations principally to an affiliate of ALLTEL Corporation ("Alltel") in exchange for an aggregate of approximately $1.59 billion in cash. As a result, the Company's wireless operations for the years ended December 31, 2002 and 2001 have been reflected as discontinued operations on the Company's consolidated statements of income and cash flows. For further information, see "Discontinued Operations" below.

       During the three years ended December 31, 2003, the Company has acquired and sold various other operations, the impact of which has not been material to the financial position or results of operations of the Company.

       The net income of the Company for 2003 was $344.7 million, compared to $801.6 million during 2002 and $343.0 million during 2001. Diluted earnings per share for 2003 was $2.38 compared to $5.61 in 2002 and $2.41 in 2001. Income from continuing operations (and diluted earnings per share from continuing operations) was $344.7 million ($2.38), $193.5 million ($1.35) and $149.1 million ($1.05) for 2003, 2002 and 2001, respectively. In accordance with the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), amortization of goodwill ceased effective January 1, 2002. If the results of operations for the year ended December 31, 2001 been subject to the provisions of SFAS 142, income from continuing operations (and diluted earnings per share) would have been $195.4 million ($1.37) and net income (and diluted earnings per share) would have been $399.3 million ($2.81).

Year ended December 31,                                     2003         2002         2001
-------------------------------------------------------------------------------------------
                                                              (Dollars, except per share
                                                           amounts, and shares in thousands)

Operating income                                    $     750,396      575,406      425,305
Interest expense                                         (226,751)    (221,845)    (225,523)
Income from unconsolidated cellular entity                  6,160        5,582        7,592
Nonrecurring gains and losses, net                              -        3,709       33,043
Other income and expense                                    2,154      (63,814)          32
Income tax expense                                       (187,252)    (105,505)     (91,368)
-------------------------------------------------------------------------------------------
Income from continuing operations                         344,707      193,533      149,081
Discontinued operations, net of tax                             -      608,091      193,950
-------------------------------------------------------------------------------------------
Net income                                          $     344,707      801,624      343,031
===========================================================================================
Net income, as adjusted for goodwill amortization   $     344,707      801,624      399,297
===========================================================================================

Basic earnings per share
   From continuing operations                       $        2.40         1.36         1.06
   From continuing operations, as adjusted for
    goodwill amortization                           $        2.40         1.36         1.39
   From discontinued operations                     $           -         4.29         1.38
   From discontinued operations, as adjusted for
    goodwill amortization                           $           -         4.29         1.45
   Basic earnings per share                         $        2.40         5.66         2.43
   Basic earnings per share, as adjusted for
    goodwill amortization                           $        2.40         5.66         2.83

Diluted earnings per share
   From continuing operations                       $        2.38         1.35         1.05
   From continuing operations, as adjusted for
    goodwill amortization                           $        2.38         1.35         1.37
   From discontinued operations                     $           -         4.26         1.36
   From discontinued operations, as adjusted for
    goodwill amortization                           $           -         4.26         1.43
   Diluted earnings per share                       $        2.38         5.61         2.41
   Diluted earnings per share, as adjusted for
    goodwill amortization                           $        2.38         5.61         2.81

Average basic shares outstanding                          143,583      141,613      140,743
===========================================================================================

Average diluted shares outstanding                        144,700      142,879      142,307
===========================================================================================

       Operating income increased $175.0 million in 2003 as a $395.6 million (20.1%) increase in operating revenues was partially offset by a $220.6 million (15.8%) increase in operating expenses. Operating income increased $150.1 million in 2002 as a $292.5 million (17.4%) increase in operating revenues was partially offset by a $142.4 million (11.4%) increase in operating expenses.

       In addition to historical information, this management's discussion and analysis includes certain forward-looking statements that are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of the Company. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: the timing, success and overall effects of competition from a wide variety of competitive providers; the risks inherent in rapid technological change; the effects of ongoing changes in the regulation of the communications industry; the Company's ability to effectively manage its growth, including integrating newly-acquired businesses into the Company's operations, hiring adequate numbers of qualified staff, and successfully upgrading its billing and other information systems; possible changes in the demand for, or pricing of, the Company's products and services; the Company's ability to successfully introduce new product or service offerings on a timely and cost-effective basis; the Company's ability to collect its receivables from financially troubled communications companies; other risks referenced from time to time in this report or other of the Company's filings with the Securities and Exchange Commission; and the effects of more general factors such as changes in interest rates, in tax rates, in accounting policies or practices, in operating, medical or administrative costs, in general market, labor or economic conditions, or in legislation, regulation or public policy. These and other uncertainties related to the business are described in greater detail in Item 1 included herein. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company undertakes no obligation to update any of its forward-looking statements for any reason.


OPERATING REVENUES

Year ended December 31,                        2003         2002         2001
------------------------------------------------------------------------------
                                                   (Dollars in thousands)
Local service                         $      712,565      570,871      466,985
Network access                             1,001,462      884,982      812,440
Long distance                                173,884      146,536      117,363
Data                                         244,998      179,695      125,619
Fiber transport and CLEC                      43,041       21,666        6,106
Other                                        191,660      168,246      150,991
------------------------------------------------------------------------------

Operating revenues                    $    2,367,610    1,971,996    1,679,504
==============================================================================

       Local service revenues. Local service revenues are derived from the provision of local exchange telephone services in the Company's service areas. Of the $141.7 million (24.8%) increase in local service revenues in 2003, $121.2 million was due to the properties acquired from Verizon in the third quarter of 2002. Of the remaining $20.5 million increase, $8.4 million was due to the provision of custom calling features to more customers and $5.9 million was due to increased rates in certain jurisdictions. Of the $103.9 million (22.2%) increase in local service revenues in 2002, $96.7 million was due to the acquisition of the Verizon properties in 2002. The remaining $7.2 million increase was primarily due to a $7.6 million increase resulting from the provision of custom calling features to more customers and a $1.8 million increase due to increased rates in certain jurisdictions. Access lines declined 38,400 (1.6%) during 2003 compared to a decline of 19,600 (1.1%) in 2002
(exclusive of acquisitions). The Company believes the decline in the number of access lines during 2003 and 2002 is primarily due to general economic conditions in the Company's markets and the displacement of traditional wireline telephone services by other competitive services, including the Company's DSL product offering. Even as the economy recovers, the Company believes that any rebound in access lines will be limited by continued access line losses caused primarily by the impact of other competitive services.

       Network access revenues. Network access revenues primarily related to
(i) services provided by the Company to long distance carriers, wireless carriers and other carriers and customers in connection with the use of the Company's facilities to originate and terminate their interstate and intrastate voice and data transmissions and (ii) the receipt of universal support funds which allows the Company to recover a portion of its costs under federal and state cost recovery mechanisms. Certain of the Company's interstate network access revenues are based on tariffed access charges filed directly with the Federal Communications Commission ("FCC"); the remainder of such revenues are derived under revenue sharing arrangements with other LECs administered by the National Exchange Carrier Association. Intrastate network access revenues are based on tariffed access charges filed with state regulatory agencies or are derived under revenue sharing arrangements with other LECs.

       Network access revenues increased $116.5 million (13.2%) in 2003 and $72.5 million (8.9%) in 2002 due to the following factors:

                                                          2003         2002
                                                        increase     increase
                                                       (decrease)   (decrease)
------------------------------------------------------------------------------
                                                        (Dollars in thousands)
Acquisitions of Verizon properties in third
  quarter 2002                                      $     107,319       81,134
Increased recovery from the federal Universal
  Service Fund ("USF")                                        250       13,832
One-time refund of access charges to
  interexchange carriers                                    7,645       (7,645)
Intrastate revenues due to decreased minutes
  of use and decreased access rates in
  certain states                                           (6,798)     (27,740)
Partial recovery of increased operating
  costs through revenue sharing arrangements
  with other telephone companies, increased
  recovery from state support funds and
  return on rate base                                       3,513        4,808
Rate changes in certain jurisdictions                       2,472        5,600
Revision of prior year revenue settlement
  agreements                                                7,368          604
Other, net                                                 (5,289)       1,949
------------------------------------------------------------------------------
                                                    $     116,480       72,542
==============================================================================

       As indicated in the chart above, in 2003 the Company experienced a reduction in its intrastate revenues (exclusive of the properties acquired from Verizon in 2002) of approximately $6.8 million primarily due to (i) a reduction in intrastate minutes (partially due to the displacement of minutes by wireless and electronic mail services) and (ii) decreased access rates in certain states. The corresponding decrease in 2002 compared to 2001 was $27.7 million. The Company believes intrastate minutes will continue to decline in 2004, although the magnitude of such decrease cannot be precisely estimated.

       The Company anticipates that revenue derived from its revision of prior year revenue settlement agreements will be lower in 2004 compared to 2003 levels.

       Long distance revenues. Long distance revenues relate to the provision of retail long distance services to its customers. Long distance revenues increased $27.3 million (18.7%) and $29.2 million (24.9%) in 2003 and 2002, respectively. The $27.3 million increase in 2003 was primarily attributable to the growth in the number of customers and increased minutes of use ($32.6 million), primarily due to penetration of the markets acquired from Verizon in 2002. Such increase was partially offset by a decrease in the average rate charged by the Company ($5.3 million). The $29.2 million increase in 2002 was primarily attributable to the growth in the number of customers and increased average minutes of use ($34.8 million), partially offset by a decrease in the average rate charged by the Company per minute of use ($5.8 million). The Company anticipates that increased competition will continue to place downward pressure on rates. The number of long distance customers as of December 31, 2003, 2002, and 2001 was approximately 769,760, 648,790, and 465,870, respectively.

       Data revenues. Data revenues include revenues primarily related to the provision of Internet access services (both dial-up and DSL services) and the provision of data transmission services over special circuits and private lines. Data revenues increased $65.3 million (36.3%) in 2003 and $54.1 million (43.0%) in 2002. The $65.3 million increase in 2003 was primarily due to (i) a $38.4 million increase due to the acquisition of the Verizon properties in 2002 and
(ii) a $21.3 million increase in Internet revenues due primarily to growth in the number of customers, principally due to expansion of the Company's DSL product offering. The $54.1 million increase in 2002 was primarily due to (i) a $23.0 million increase due to the acquisition of the Verizon properties in 2002,
(ii) a $19.6 increase in Internet revenues due primarily to growth in the number of customers, principally due to expansion of the Company's DSL product offering, (iii) a $5.2 million increase due to an increase in the number of special circuits and (iv) a $4.9 million increase due to the partial recovery of increased operating costs through revenue sharing arrangements with other telephone companies.

       Fiber transport and CLEC. Fiber transport and CLEC revenues include revenues from the Company's fiber transport, competitive local exchange carrier ("CLEC") and security monitoring businesses. Fiber transport and CLEC revenues increased $21.4 million (98.7%) primarily due to (i) $16.7 million of revenues associated with the Company's acquisitions of fiber transport assets (which are operated under the name LightCore) in June and December 2003 and (ii) a $4.3 million increase in revenues in the Company's CLEC business primarily due to an increased number of customers, including those acquired in connection with the purchase of certain CLEC operations on February 28, 2002. Fiber transport and CLEC revenues increased $15.6 million in 2002, of which $15.1 million was due to increased revenues in the Company's CLEC business, primarily due to the above-referenced CLEC acquisition in early 2002.

       Other revenues. Other revenues include revenues related to (i) leasing, selling, installing and maintaining customer premise telecommunications equipment and wiring ("CPE services"), (ii) providing billing and collection services for long distance carriers and (iii) participating in the publication of local directories. Other revenues increased $23.4 million (13.9%) during 2003 and $17.3 million (11.4%) in 2002, substantially all of which is due to the properties acquired from Verizon in 2002.


OPERATING EXPENSES

Year ended December 31,                        2003         2002         2001
------------------------------------------------------------------------------
                                                   (Dollars in thousands)
Cost of services and products
  (exclusive of depreciation
  and amortization)                   $      739,210      635,164      537,225
Selling, general and administrative          374,352      301,681      259,482
Corporate overhead costs allocated
  to discontinued operations                       -        9,548       17,088
Depreciation and amortization                503,652      450,197      440,404
------------------------------------------------------------------------------

                                      $    1,617,214    1,396,590    1,254,199
==============================================================================

       Cost of services and products. Cost of services and products increased $104.0 million (16.4%) in 2003 primarily due to (i) a $77.0 million increase due to the properties acquired from Verizon in the third quarter of 2002, (ii) an $11.1 million increase in expenses associated with the Company's Internet operations due to an increase in the number of customers, (iii) a $7.4 million increase in expenses associated with the Company's long distance operations (primarily attributable to higher minutes of use partially offset by a decrease in the rate per minute of use), (iv) a $6.3 million increase in expenses associated with the Company's LightCore operations acquired in 2003, and (v) a $4.8 million increase in access expenses.

       Of the $97.9 million increase in 2002, $68.9 million was attributable to the properties acquired from Verizon in 2002. The remaining increase of $29.0 million was primarily due to (i) an $18.4 million increase due to increased salaries and benefits, (ii) a $13.4 million increase in expenses associated with the Company's long distance operations (primarily due to increased payments to other carriers due to higher minutes of use partially offset by a decrease in the rate per minute of use), (iii) a $9.5 million increase in expenses associated with the Company's CLEC operations primarily due to the expansion of the business and operations acquired in the first quarter of 2002 and (iv) an $8.9 million increase in expenses associated with the Company's Internet operations due to an increase in the number of customers. Such increases were partially offset by a $16.4 million decrease in access expenses primarily as a result of changes in certain optional calling plans in Arkansas approved in late 2001 and a $3.0 million decrease in repairs and maintenance expense.

       Selling, general and administrative. Selling, general and administrative expenses increased $72.7 million (24.1%) in 2003 due to (i) a $50.3 million increase related to the Verizon acquisitions in 2002, (ii) a $14.0 million increase in operating taxes, which included a $7.5 million charge arising out of various operating tax audits in 2003, (iii) a $6.7 million increase in information technology expenses largely attributable to the Company's development of the new billing system described below under "Development of Billing System", (iv) a $4.9 million increase associated with expanding the Company's Internet operations due to an increase in customers and
(v) a $4.4 million increase in expenses associated with the Company's long distance operations (of which $2.4 million was due to an increase in billing and collection costs). Such increases were partially offset by a $11.4 million decrease in the provision for uncollectible receivables (as 2002 was adversely impacted by the establishment of a $15.0 million reserve for uncollectible receivables primarily related to the bankruptcy of MCI (formerly WorldCom, Inc.), whereas 2003 was positively impacted by a $5.0 million reduction in the provision for uncollectible receivables due to the partial recovery of amounts previously written off related to the bankruptcy of MCI).

       Of the $42.2 million increase in 2002, $30.0 million related to the Verizon acquisitions in 2002. The remaining increase of $12.2 million was due primarily to an $8.3 million increase in expenses associated with the Company's long distance operations (of which $5.3 million was related to increased sales and marketing costs and $2.3 million was due to an increase in billing and collection costs), a $6.4 million increase in the provision for uncollectible receivables (attributable to the above-mentioned establishment of a $15.0 million reserve for uncollectible receivables primarily related to the bankruptcy of MCI which was partially offset by an $8.6 million reduction in the provision for uncollectible receivables for non-carrier customers) and a $3.1 million increase in salaries and benefits. Such increases were partially offset by a $5.0 million decrease in operating taxes and a $1.8 million decrease in expenses related to the provision of CPE services.

       Depreciation and amortization. Depreciation and amortization increased $53.5 million (11.9%) in 2003 and $9.8 million (2.2%) in 2002. Of the $53.5 million increase in 2003, $50.9 million was due to the properties acquired from Verizon in 2002. The remaining increase is primarily due to increased depreciation expense in the Company's CLEC and fiber transport businesses (including LightCore) and higher levels of plant in service. The $9.8 million increase in 2002 was due primarily to a $38.0 million increase due to the properties acquired from Verizon in 2002, a $27.0 million increase in depreciation expense due to higher levels of plant in service in incumbent markets and a $4.7 million increase due to increased depreciation expense in the Company's CLEC and fiber transport businesses. Such increases were substantially offset by a $58.0 million decrease related to ceasing amortization of goodwill effective January 1, 2002 in accordance with the provisions of SFAS 142.

       Other. For additional information regarding certain matters that have impacted or may impact the Company's operations, see "Regulation and Competition".


INTEREST EXPENSE

       Interest expense increased $4.9 million in 2003 primarily due to $7.5 million of interest associated with various operating tax audits. Such increase was partially offset by reduced interest expense due to a decrease in average debt outstanding.

       Interest expense decreased $3.7 million in 2002 due to a decrease in average debt outstanding and decreased rates.


INCOME FROM UNCONSOLIDATED CELLULAR ENTITY

       Income from unconsolidated cellular entity was $6.2 million in 2003, $5.6 million in 2002 and $7.6 million in 2001. Such income represents the Company's share of income from its 49% interest in a cellular partnership.


NONRECURRING GAINS AND LOSSES, NET

       In 2002, the Company recorded a pre-tax gain of $3.7 million from the sale of a PCS license.

       In 2001, the Company's net favorable nonrecurring pre-tax gains were $33.0 million. The Company recorded a pre-tax gain on the sale of its remaining shares of Illuminet Holdings, Inc. ("Illuminet") common stock aggregating $54.6 million ($35.5 million after-tax; $.25 per diluted share) and a pre-tax gain of $4.0 million ($2.6 million after-tax; $.02 per diluted share) on the sale of certain other assets. Additionally in 2001, the Company recorded pre-tax charges of $25.5 million ($16.6 million after-tax; $.12 per diluted share) due to the write-down in the value of certain non-operating investments in which the Company owns a minority interest.


OTHER INCOME AND EXPENSE

       Other income and (expense) was $2.2 million in 2003, ($63.8 million) in 2002 and $32,000 in 2001. Included in 2002 was a $59.9 million pre-tax charge related to the Company's payment of premium in connection with redeeming its Series I remarketable notes, net of unamortized premium.


INCOME TAX EXPENSE

       The Company's effective income tax rate (from continuing operations) was 35.2%, 35.3% and 38.0% in 2003, 2002 and 2001, respectively. The decrease in the effective tax rate in 2002 compared to 2001 is primarily attributable to the effect of ceasing amortization of goodwill (some of which was nondeductible for tax purposes) effective January 1, 2002 in accordance with the provisions of SFAS 142. In 2003, the Company reduced the valuation allowance related to net state operating loss carryforwards as it was more likely than not that future taxable income will be sufficient to enable the Company to utilize a portion of the operating loss carryforwards. For additional information, see Note 12 to the Company's consolidated financial statements appearing elsewhere in this report. The Company expects its effective income tax rate to increase in 2004 due to an increase in the effective state income tax rate.


DISCONTINUED OPERATIONS

       On August 1, 2002, the Company sold substantially all of its wireless operations to Alltel and certain other purchasers for an aggregate of approximately $1.59 billion in cash. As a result, the Company's wireless operations for 2002 have been reflected as discontinued operations in the Company's consolidated financial statements. The results of operations for 2001 have been restated to conform to the 2002 presentation. The following table summarizes certain information concerning the Company's wireless operations for the periods presented.


Year ended December 31,                                    2002          2001
------------------------------------------------------------------------------
                                                         (Dollars in thousands)
Operating revenues                                  $     246,705      437,965
Operating expenses, exclusive of corporate
  overhead costs of $9.5 million and
  $17.1 million                                          (175,447)    (305,351)
Income from unconsolidated cellular entities               25,768       19,868
Minority interest expense                                  (8,569)     (11,510)
Gain on sale of discontinued operations                   803,905            -
Nonrecurring gains                                              -      166,928
Other income                                                  188        4,707
Income tax expense                                       (284,459)    (118,657)
------------------------------------------------------------------------------
Income from discontinued operations, net of tax     $     608,091      193,950
==============================================================================

       Included in operating expenses for 2002 is a $30.5 million charge associated with a write-off of all amounts expended to develop the wireless portion of the Company's billing system currently in development. Depreciation and amortization of long-lived assets and amortizable intangibles related to the Company's wireless operations ceased effective March 19, 2002, the date of the Company's definitive sales agreement with Alltel. Such cessation of depreciation and amortization had the effect of reducing depreciation and amortization expense approximately $20 million in 2002.

       The Company recorded an $803.9 million pre-tax gain on the sale of substantially all of its wireless business in the third quarter of 2002.

       Nonrecurring gains for 2001 relate to the sale of 30 PCS licenses to Leap Wireless International, Inc.

       For further information, see Notes 3 and 13 to the Company's consolidated financial statements appearing elsewhere in this report.


ACQUISITIONS AND RELATED FINANCING ARRANGEMENTS

       On July 1, 2002, the Company completed the acquisition of approximately 300,000 telephone access lines in the state of Alabama from Verizon for approximately $1.022 billion cash. On August 31, 2002, the Company completed the acquisition of approximately 350,000 telephone access lines in the state of Missouri from Verizon for approximately $1.179 billion cash.

       On May 6, 2002, the Company issued and sold in an underwritten public offering $500 million of equity units. Net proceeds to the Company from this issuance were approximately $483.4 million. Each of the 20 million equity units issued was priced at $25 and consists initially of a beneficial interest in a CenturyTel senior unsecured note with a principal amount of $25 and a contract to purchase shares of CenturyTel common stock no later than May 2005. The senior notes mature in May 2007. Each purchase contract will generally require the holder to purchase between .6944 and .8741 of a share of CenturyTel common stock in May 2005 based on the then current price of CenturyTel common stock in exchange for $25, subject to certain adjustments and exceptions. Accordingly, upon full settlement of the purchase contracts in May 2005, the Company will receive proceeds of $500 million and will deliver between 13.9 million and 17.5 million common shares in the aggregate. The senior notes are pledged by the holders to secure their obligations under the purchase contracts. The total distributions on the equity units will be at an initial annual rate of 6.875%, consisting of interest (6.02%) and contract adjustment payments (0.855%), each payable quarterly. On or after mid-February 2005, the senior notes will be remarketed, at which time the remarketing agent will reset the interest rate on the senior notes in order to generate sufficient proceeds to secure the holder's obligation under the purchase contract. In the event of an unsuccessful remarketing, the Company will exercise its right as a secured party to dispose of the senior notes and satisfy in full the holder's obligation to purchase common stock under the purchase contract.

       On July 22, 2002, the Company entered into $800 million of credit facilities, consisting of a $533 million three-year facility and a $267 million 364-day revolving facility which lapsed during 2003. These facilities replaced credit facilities that matured during the third quarter of 2002.

       In the third quarter of 2002, the Company issued $500 million of senior notes due 2012 (which bear interest at 7.875%) and $165 million of convertible senior debentures (which bear interest at 4.75% and which may be converted into shares of CenturyTel common stock at a conversion price of $40.455 per share).

       The Company used proceeds from the sale of equity units, senior notes and convertible senior debentures, along with the $1.59 billion cash proceeds received from the sale of substantially all of the Company's wireless operations and utilization of its credit facilities, to finance the third quarter 2002 acquisitions of telephone properties in Alabama and Missouri from Verizon which aggregated $2.201 billion, the redemption of $400 million principal amount in remarketable debt securities (plus an associated $71.1 million premium payment) in October 2002, and the Company's fourth quarter 2002 estimated tax payment, which aggregated $290 million and included the obligation to pay taxes associated with the sale of substantially all of its wireless operations.

       In June and December 2003, the Company purchased certain fiber transport assets for an aggregate of approximately $55.2 million. In the fourth quarter of 2003, the Company acquired an additional 24.3% interest in a telephone company in which it owned a majority interest for $32.4 million cash.


ACCOUNTING PRONOUNCEMENTS

       On January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"), which addresses financial accounting and reporting for legal obligations associated with the retirement of tangible long-lived assets and requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred and be capitalized as part of the book value of the long-lived asset.

       Although the Company generally has had no legal obligation to remove obsolete assets, depreciation rates of certain assets established by regulatory authorities for the Company's telephone operations subject to Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" ("SFAS 71"), have historically included a component for removal costs in excess of the related estimated salvage value. Notwithstanding the adoption of SFAS 143, SFAS 71 requires the Company to continue to reflect this accumulated liability for removal costs in excess of salvage value even though there is no legal obligation to remove the assets. For the Company's telephone operations acquired from Verizon in 2002 and its other operations (neither of which are subject to SFAS 71), the Company has not accrued a liability for anticipated removal costs in the past. For these reasons, the adoption of SFAS 143 did not have a material effect on the Company's financial statements.

       In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150, "Accounting for Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS 150"), which provides standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003 and for pre-existing instruments as of the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 did not have a material impact on the Company's financial condition or results of operations.

       In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation" ("SFAS 148"). SFAS 148, effective for fiscal years ending after December 15, 2002, amends Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results. The Company has elected to account for employee stock-based compensation using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," as allowed by SFAS 123.

       In November 2002, the Emerging Issues Task Force ("EITF") reached a consensus on EITF 00-21, "Accounting for Revenue Arrangements with Multiple Element Deliverables." This release addresses how to account for arrangements that may involve the delivery or performance of multiple products, services or rights to use assets. Under this release, revenue arrangements with multiple deliverables should be divided into separate units of accounting based on their relative fair value. The final consensus was applicable to agreements entered into in periods beginning after June 15, 2003. The adoption of EITF 00-21 did not have a material impact on the Company's results of operations.


CRITICAL ACCOUNTING POLICIES

       The Company's financial statements are prepared in accordance with accounting principles that are generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Management continually evaluates its estimates and judgments including those related to (i) revenue recognition, (ii) allowance for doubtful accounts, (iii) purchase price allocation, (iv) pension and postretirement benefits and (v) long-lived assets. Actual results may differ from these estimates. The Company believes the following critical accounting policies involve a higher degree of judgment or complexity.

       Revenue recognition. Certain of the Company's telephone subsidiaries participate in revenue sharing arrangements with other telephone companies for interstate revenue and for certain intrastate revenue. Under such sharing arrangements, which are typically administered by quasi-governmental agencies, participating telephone companies contribute toll revenue or access charges within state jurisdictions and access charges in the interstate market. These revenues are pooled by the administrative agencies and used to reimburse exchange carriers for their costs. Typically, participating companies have 24 months to update or correct data previously submitted. As a result, revenues earned through the various sharing arrangements are initially recorded based on the Company's estimates. Historically, revisions of previous revenue estimates have not been material.

       Certain of the Company's telephone subsidiaries file tariffs directly with the Federal Communications Commission ("FCC") for certain interstate revenues. Generally, the Company records such revenue at the authorized rate of return prescribed by the FCC. If amounts are billed in excess of the authorized rate of return, such excess is subject to refund upon request from other telecommunications carriers and customers. Amounts not requested for refund by carriers or customers are recognized as revenues at the end of the settlement period, which is generally 33 months subsequent to the two-year monitoring periods. See Note 19 to the Company's consolidated financial statements appearing elsewhere in this report for additional information.

       Allowance for doubtful accounts. In evaluating the collectibility of its accounts receivable, the Company assesses a number of factors, including a specific customer's or carrier's ability to meet its financial obligations to the Company, the length of time the receivable has been past due and historical collection experience. Based on these assessments, the Company records both specific and general reserves for uncollectible accounts receivable to reduce the related accounts receivable to the amount the Company ultimately expects to collect from customers and carriers. If circumstances change or economic conditions worsen such that the Company's past collection experience is no longer relevant, the Company's estimate of the recoverability of its accounts receivable could be further reduced from the levels reflected in the accompanying consolidated balance sheet.

       Purchase price allocation. For the properties acquired from Verizon in 2002, the Company allocated the aggregate purchase price to the assets acquired and liabilities assumed based on fair value at the date of acquisition. The fair value of property, plant and equipment and identifiable intangible assets was determined by an independent appraisal of such assets. The fair value of the postretirement benefit obligation was determined through actuarial valuations. The fair value of current assets and current liabilities was assumed to approximate the recorded value at acquisition due to their short maturity. The remaining unallocated acquisition cost was considered goodwill.

       Pension and postretirement benefits. The amounts recognized in the financial statements related to pension and postretirement benefits are determined on an actuarial basis, which utilizes many assumptions in the calculation of such amounts. A significant assumption used in determining the Company's pension and postretirement expense is the expected long-term rate of return on plan assets. For 2003, the Company lowered its expected long-term rate of return on plan assets to 8.25%, reflecting the expected moderation of long-term rates of return in the financial markets. For 2002, such expected return was assumed to be 10%.

       Another assumption used in the determination of the Company's pension and postretirement benefit plan obligations is the appropriate discount rate, which is generally based on the yield on high-quality corporate bonds. The Company lowered its assumed discount rate to 6.0% at December 31, 2003 from 6.75% at December 31, 2002. Changes in the discount rate do not have a material impact on the Company's results of operations.

       See "Pension and Medical Costs" for additional information.

       Intangible and long-lived assets. Effective January 1, 2002, the Company was subject to testing for impairment of long-lived assets under two new accounting standards, Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142") and Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144").

       SFAS 142 requires goodwill recorded in business combinations to be reviewed for impairment at least annually and requires write-downs only in periods in which the recorded amount of goodwill exceeds the fair value. Under SFAS 142, impairment of goodwill is tested by comparing the fair value of the reporting unit to its carrying value (including goodwill). Estimates of the fair value of the reporting unit are based on valuation models using techniques such as multiples of earnings (before interest, taxes and depreciation and amortization). If the fair value of the reporting unit is less than the carrying value, a second calculation is required in which the implied fair value of goodwill is compared to its carrying value. If the implied fair value of goodwill is less than its carrying value, goodwill must be written down to its implied fair value. The Company completed the required annual test of goodwill impairment (as of September 30, 2003) under SFAS 142 and determined its goodwill is not impaired as of such date. Prior to January 1, 2002, substantially all of the Company's goodwill was amortized over 40 years. The Company's amortization of goodwill for the year ended December 31, 2001 totaled approximately $69.2 million.

       Under SFAS 144, the carrying value of long-lived assets other than goodwill is reviewed for impairment whenever events or circumstances indicate that such carrying amount cannot be recoverable by assessing the recoverability of the carrying value through estimated undiscounted net cash flows expected to be generated by the assets. If the undiscounted net cash flows are less than the carrying value, an impairment loss would be measured as the excess of the carrying value of a long-lived asset over its fair value.

       For additional information on the Company's critical accounting policies, see "Accounting Pronouncements" and "Regulation and Competition - Other Matters", and the footnotes to the Company's consolidated financial statements.


INFLATION

       The effects of increased costs historically have been mitigated by the Company's ability to recover certain costs over time applicable to its regulated telephone operations through the rate-making process. Possible future regulatory changes and the continued movement toward alternative forms of regulation for intrastate operations may alter the Company's ability to recover increased costs in its regulated operations. For the properties acquired from Verizon in 2002, which are regulated under price-cap regulation for interstate purposes, price changes are limited to the rate of inflation, minus a productivity offset. For additional information regarding the current regulatory environment, see "Regulation and Competition." As operating expenses in the Company's nonregulated lines of business increase as a result of inflation, the Company, to the extent permitted by competition, attempts to recover the costs by increasing prices for its services and equipment.


MARKET RISK

       The Company is exposed to market risk from changes in interest rates on its long-term debt obligations. The Company has estimated its market risk using sensitivity analysis. Market risk is defined as the potential change in the fair value of a fixed-rate debt obligation due to a hypothetical adverse change in interest rates. Fair value of long-term debt obligations is determined based on a discounted cash flow analysis, using the rates and maturities of these obligations compared to terms and rates currently available in the long-term financing markets. The results of the sensitivity analysis used to estimate market risk are presented below, although the actual results may differ from these estimates.

       At December 31, 2003, the fair value of the Company's long-term debt was estimated to be $3.4 billion based on the overall weighted average rate of the Company's long-term debt of 6.4% and an overall weighted maturity of 10 years compared to terms and rates currently available in long-term financing markets. Market risk is estimated as the potential decrease in fair value of the Company's long-term debt resulting from a hypothetical increase of 64 basis points in interest rates (ten percent of the Company's overall weighted average borrowing rate). Such an increase in interest rates would result in approximately a $143.9 million decrease in the fair value of the Company's long-term debt. As of December 31, 2003, after giving effect to interest rate swaps currently in place, approximately 84% of the Company's long-term debt obligations were fixed rate.

       The Company seeks to maintain a favorable mix of fixed and variable rate debt in an effort to limit interest costs and cash flow volatility resulting from changes in rates. From time to time, the Company uses derivative instruments to (i) lock-in or swap its exposure to changing or variable interest rates for fixed interest rates or (ii) to swap obligations to pay fixed interest rates for variable interest rates. The Company has established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative instrument activities. The Company does not hold or issue derivative financial instruments for trading or speculative purposes. Management periodically reviews the Company's exposure to interest rate fluctuations and implements strategies to manage the exposure.

       At December 31, 2003, the Company had outstanding four fair value interest rate hedges associated with the full $500 million aggregate principal amount of its Series L senior notes, due 2012, that pay interest at a fixed rate of 7.875%. These hedges are "fixed to variable" interest rate swaps that effectively convert the Company's fixed rate interest payment obligations under these notes into obligations to pay variable rates that range from the six-month London InterBank Offered Rate ("LIBOR") plus 3.229% to the six-month LIBOR plus 3.67%, with settlement and rate reset dates occurring each six months through the expiration of the hedges in August 2012. At December 31, 2003, the Company realized a rate under these hedges of 4.8%. Interest expense was reduced by $7.7 million during 2003 as a result of these hedges. The aggregate fair market value of these hedges was $11.7 million at December 31, 2003 and is reflected both as a liability and as a decrease in the Company's underlying long-term debt on the December 31, 2003 balance sheet. With respect to these hedges, market risk is estimated as the potential change in the fair value of the hedge resulting from a hypothetical 10% increase in the forward rates used to determine the fair value. A hypothetical 10% increase in the forward rates would result in a $17.8 million decrease in the fair value of these hedges.

       Effective May 8, 2003, the Company terminated a fair value interest rate hedge associated with $500 million aggregate principal amount of its Series H senior notes and received $22.3 million cash upon settlement, which represented the fair value of the hedge at the termination date. Such amount will be amortized as a reduction of interest expense through 2010, the maturity date of the Series H notes.


DEVELOPMENT OF BILLING SYSTEM

       The Company is in the process of developing an integrated billing and customer care system which will provide the Company with, in addition to standard billing functionality currently being provided by its legacy system, custom built hardware and software technology for more efficient and effective customer care, billing and provisioning systems. The costs to develop such system have been accounted for in accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). The capitalized costs of the system aggregated $163.5 million (before accumulated amortization) at December 31, 2003. The Company began amortizing its billing system costs in early 2003 (over a 20-year period) based on the total number of customers that the Company has migrated to the new system.

       The system remains in the development stage and has required substantially more time and money to develop than originally anticipated. The Company currently expects to complete all phases of the new system no later than mid-2005 at an aggregate capitalized cost in accordance with SOP 98-1 of approximately $200-215 million (exclusive of previously-disclosed write-offs). In addition, the Company expects to incur additional costs related to completion of the project, including (i) approximately $15 million of customer service related and data conversion costs (the majority of which are expected to be incurred in 2004) that will be expensed as incurred and (ii) $10 million of capitalized hardware costs (which will be amortized over a three-year period). The estimates above do not include any amounts for maintenance or on-going support of either the old or new system, and are based on assumptions regarding various future events, several of which are beyond the Company's control. There is no assurance that the system will be completed in accordance with this schedule or budget, or that the system will function as anticipated. If the system does not function as anticipated, the Company may have to write off part or all of its development costs and further explore its other billing and customer care system alternatives.


PENSION AND MEDICAL COSTS

       During the past several years, the Company's employee benefit expenses, including defined benefit pension expenses and pre- and post-retirement medical expenses, have increased due to rising medical costs, the decline of equity markets in recent years prior to 2003 and record low interest rates. During 2003, such costs (including the effect of the Verizon acquisitions in 2002) increased approximately $19.3 million over 2002. As a result of continued increases in medical costs, the Company discontinued its practice of subsidizing post-retirement medical benefits for persons hired on or after January 1, 2003. In addition, the Company announced changes, effective January 1, 2004, that would decrease its subsidization of benefits provided under its postretirement medical plan. The amount of the Company's cost savings will be dependent upon several factors, including the age and years of service of the Company's retirees. The Company also lowered its expected long-term return on plan assets for its pension and post-retirement plans to 8.25% for 2003 compared to 10% for 2002.


                         LIQUIDITY AND CAPITAL RESOURCES


       Excluding cash used for acquisitions, the Company relies on cash provided by operations to provide for its cash needs. The Company's operations have historically provided a stable source of cash flow which has helped the Company continue its long-term program of capital improvements.

       Operating activities. Net cash provided by operating activities from continuing operations was $1.068 billion, $793.4 million and $572.9 million in 2003, 2002 and 2001, respectively. The Company's accompanying consolidated statements of cash flows identify major differences between net income and net cash provided by operating activities for each of those years. For additional information relating to the continuing and discontinued operations of the Company, see Results of Operations.

       Investing activities. Net cash used in investing activities from continuing operations was $464.6 million, $2.623 billion and $417.2 million in 2003, 2002 and 2001, respectively. Cash used for acquisitions was $86.2 million in 2003 (primarily due to the acquisitions of fiber transport assets and the acquisition of an additional 24.3% interest in a telephone company in which the Company owns a majority interest), $2.245 billion in 2002 (substantially all of which relates to the 2002 Verizon acquisitions) and $47.1 million in 2001. Proceeds from the sales of assets were $4.1 million in 2002 (excluding the Company's 2002 wireless divestiture) and $58.2 million in 2001. Capital expenditures from continuing operations during 2003, 2002 and 2001 were $377.9 million, $386.3 million and $435.5 million, respectively.

       Financing activities. Net cash provided by (used in) financing activities from continuing operations was ($403.8) million in 2003, $506.3 million in 2002 and ($395.4) million in 2001. Net payments of debt were $432.3 million in 2003. Proceeds from the issuance of debt, net of debt payments, were $531.4 million during 2002, compared to net payments of debt of $375.6 million during 2001.

       On May 6, 2002, the Company issued and sold in an underwritten public offering $500 million of equity units. Net proceeds to the Company from this issuance were approximately $483.4 million. Each of the 20 million equity units issued was priced at $25 and consists initially of a beneficial interest in a CenturyTel senior unsecured note with a principal amount of $25 and a contract to purchase shares of CenturyTel common stock no later than May 2005. The senior notes will mature in May 2007. Each stock purchase contract will generally require the holder to purchase between .6944 and .8741 of a share of CenturyTel common stock in May 2005 in exchange for $25, subject to certain adjustments and exceptions. The total distributions on the equity units will be at an initial annual rate of 6.875%, consisting of interest (6.02%) and contract adjustment payments (0.855%). For additional information, see Note 6 to the Company's consolidated financial statements appearing elsewhere in this report.

       On July 22, 2002, the Company entered into $800 million of credit facilities, consisting of a $533 million three-year facility and a $267 million 364-day revolving facility with a one-year term-out option. The Company did not renew its $267 million 364-day facility in 2003.

       In the third quarter of 2002, the Company issued $500 million of senior notes due 2012 (which bear interest at 7.875%) and $165 million of convertible senior debentures (which bear interest at 4.75% and which may be converted into shares of CenturyTel common stock at a conversion price of $40.455 per share). Holders of the convertible senior debentures will have the right to require the Company to purchase all or a portion of the debentures on August 1, 2006, August 1, 2010 and August 1, 2017 at par plus any accrued and unpaid interest to the purchase date. For additional information, see Note 6 to the Company's consolidated financial statements appearing elsewhere in this report.

       On August 1, 2002, the Company sold substantially all of its wireless operations to Alltel and certain other purchasers for an aggregate of approximately $1.59 billion cash.

       The Company used proceeds from the sale of equity units, senior notes and convertible senior debentures, along with the proceeds received from the sale of the Company's wireless operations and utilization of its $800 million credit facilities, to finance the third quarter 2002 acquisitions of telephone properties in Alabama and Missouri from Verizon which aggregated $2.201 billion, the redemption of $400 million principal amount in remarketable debt securities (plus an associated $71.1 million premium payment) in October 2002 and the Company's fourth quarter 2002 estimated tax payment, which aggregated $290 million and included the obligation to pay taxes associated with the sale of substantially all of its wireless operations.

       In second quarter 2001, the Company completed the sale of 30 PCS operating licenses for an aggregate of $195 million to Leap Wireless International, Inc. The Company received approximately $108 million of the purchase price in cash at closing and the remainder was collected in installments through the fourth quarter of 2001. Such proceeds, and the proceeds from the Company's above-described divestiture of its wireless operations in 2002, are included as net cash provided by discontinued operations on the statements of cash flows appearing elsewhere in this report. In third quarter 2001, the Company sold its remaining shares of its investment in Illuminet common stock for an aggregate of approximately $58.2 million. Proceeds from these sales were used to repay indebtedness.

       Other. Budgeted capital expenditures for 2004 total $400 million. The Company anticipates that capital expenditures in its telephone operations will continue to include the upgrading of its plant and equipment, including its digital switches, to provide enhanced services, particularly in its newly acquired markets, and the installation of fiber optic cable.

       The following table contains certain information concerning the Company's material contractual obligations as of December 31, 2003.


                                               Payments due by period
-----------------------------------------------------------------------------------------
Contractual                          Less than                                    After
   obligations              Total      1 year      1-3 years    4-5 years        5 years
-----------------------------------------------------------------------------------------
                                               (Dollars in thousands)
Long-term debt,
  including current
  maturities and
  capital lease
  obligations           $ 3,181,755    72,453      523,952 (1)   805,397 (2)    1,779,953
-----------------------------------------------------------------------------------------

(1) Includes $165 million aggregate principal amount of the Company's convertible debentures, Series K, due 2032, which can be put to the Company at various dates beginning in 2006.
(2) Includes $500 million aggregate principal amount of the Company's senior notes, Series J, due 2007, which the Company is committed to remarket in 2005.

       On February 3, 2004, the Company announced that its board of directors approved a stock repurchase program that will allow the Company to repurchase up to an aggregate of $400 million of either its common stock or convertible equity units prior to December 31, 2005. The Company commenced purchases under this plan on February 6, 2004.

       The Company continually evaluates the possibility of acquiring additional telecommunications operations and expects to continue its long-term strategy of pursuing the acquisition of attractive communications properties in exchange for cash, securities or both. At any given time, the Company may be engaged in discussions or negotiations regarding additional acquisitions. The Company generally does not announce its acquisitions or dispositions until it has entered into a preliminary or definitive agreement. The Company may require additional financing in connection with any such acquisitions, the consummation of which could have a material impact on the Company's financial condition or operations. Approximately 4.1 million shares of CenturyTel common stock and 200,000 shares of CenturyTel preferred stock remain available for future issuance in connection with acquisitions under CenturyTel's acquisition shelf registration statement.

       As of December 31, 2003, the Company had available $533.0 million of undrawn committed bank lines of credit and the Company's telephone subsidiaries had available for use $123.0 million of commitments for long-term financing from the Rural Utilities Service and Rural Telephone Bank. The Company has a commercial paper program that authorizes the Company to have outstanding up to $1.5 billion in commercial paper at any one time; however, borrowings are limited to the amount available under its credit facility. As of December 31, 2003, the Company had no commercial paper outstanding under such program. The Company also has access to debt and equity capital markets, including its shelf registration statements. At December 31, 2003, the Company held over $203 million of cash and cash equivalents.

       Moody's Investors Service ("Moody's") rates CenturyTel's long-term debt Baa2 (with a stable outlook) and Standard & Poor's ("S&P") rates CenturyTel's long-term debt BBB+ (with a stable outlook). The Company's commercial paper program is rated P2 by Moody's and A2 by S&P. Any downgrade in the Company's ratings could adversely impact the Company's ability to issue commercial paper or use its bank facility.

       The following table reflects the Company's debt to total capitalization percentage and ratio of earnings to fixed charges and preferred stock dividends as of and for the years ended December 31:

                                                2003         2002         2001
------------------------------------------------------------------------------
Debt to total capitalization                    47.8%        54.2         57.0
Ratio of earnings from continuing
  operations to fixed charges
  and preferred stock dividends                 3.33         2.33         2.03
------------------------------------------------------------------------------


                           REGULATION AND COMPETITION


       The communications industry continues to undergo various fundamental regulatory, legislative, competitive and technological changes. These changes may have a significant impact on the future financial performance of all communications companies.

       Events affecting the communications industry. In 1996, the United States Congress enacted the Telecommunications Act of 1996 (the "1996 Act"), which obligates LECs to permit competitors to interconnect their facilities to the LEC's network and to take various other steps that are designed to promote competition. Under the 1996 Act's rural telephone company exemption, approximately 50% of the Company's telephone access lines are exempt from certain of these interconnection requirements unless and until the appropriate state regulatory commission overrides the exemption upon receipt from a competitor of a bona fide request meeting certain criteria.

       During 2003, the FCC released new rules which outline the obligations of incumbent LECs to lease elements of their circuit-switched networks on an unbundled basis to competitors. The new framework eliminates the prior obligation of incumbent LECs to lease their high-speed data lines to competitors. Incumbent LECs will remain obligated to offer other telecommunications services to resellers at wholesale rates. These wholesale rates are based on a forward-looking cost model and other terms that substantially limit the profitability of these arrangements to incumbent LECs. This new rule also provides for a significant role of state regulatory commissions in implementing these new guidelines and establishing wholesale service rates. On March 2, 2004, a federal district court of appeals overturned the rules previously adopted by the FCC requiring LECs to provide competitors with discounted access to the LECs networks. The court also ruled that the FCC should not have given states the authority previously granted. It is expected that such decision will be appealed to the Supreme Court. During 2003, the FCC also sought public comments on whether it should make additional changes to its interconnection regulations, and instituted a comprehensive review of its methodologies for establishing wholesale rates.

       Prior to and since the enactment of the 1996 Act, the FCC and a number of state legislative and regulatory bodies have also taken steps to foster local exchange competition. Coincident with this recent movement toward increased competition has been the gradual reduction of regulatory oversight of LECs. These cumulative changes, coupled with various technological developments, have led to the continued growth of various companies providing services that compete with LECs' services. Wireless services entities also increasingly constitute a significant source of competition with LECs.

       As mandated by the 1996 Act, in May 2001 the FCC modified its existing universal service support mechanism for rural telephone companies. The FCC adopted an interim mechanism for a five-year period, effective July 1, 2001, based on embedded, or historical, costs that will provide predictable levels of support to rural local exchange carriers, including substantially all of the Company's local exchange carriers. During 2003 and 2002 the Company's telephone subsidiaries received $199.2 million and $192.4 million, respectively, from the federal Universal Service High Cost Loop Fund, representing 8.4% and 9.8%, respectively, of the Company's consolidated revenues from continuing operations for 2003 and 2002. The Company anticipates its 2004 revenues from the federal Universal Service High Cost Loop Fund will be lower than 2003 levels due to increases in the nationwide average cost per loop factor used by the FCC to allocate funds among all recipients. Wireless and other competitive service providers continue to seek eligible telecommunications carrier ("ETC") status in order to be eligible to receive Universal Service Fund support, which is placing additional financial pressure on the amount of money needed to provide support to all eligible service providers, including support payments the Company receives from the High Cost Loop Fund. As a result of the limited growth in the size of the High Cost Loop Fund and changes in requests for support from the Universal Service Fund, the Company has no assurance it will continue to receive payments from the Universal Service Fund commensurate with those received in the past.

       In 2001, the FCC modified its interstate access charge rules and universal service support system for rate of return LECs. This order, among other things, (i) increased the caps on the subscriber line charges ("SLC") to the levels paid by most subscribers nationwide; (ii) allowed limited SLC deaveraging, which enhanced the competitiveness of rate of return carriers by giving them pricing flexibility; (iii) lowered per minute rates collected for federal access charges; (iv) created a new explicit universal service support mechanism that replaced other implicit support mechanisms in a manner designed to ensure that rate structure changes do not affect the overall recovery of interstate access costs by rate of return carriers serving high cost areas; and
(v) preserved the historic 11.25% authorized interstate return rate for rate of return LECs. The effect of this order on the Company was revenue neutral for interstate purposes but did result in a reduction in intrastate revenues in Arkansas and Ohio (where intrastate access rates must mirror the interstate access rates).

       Technological developments have led to the development of new services that compete with traditional LEC services. Technological improvements have enabled cable television companies to provide traditional circuit-switched telephone service over their cable networks, and several national cable companies have aggressively pursued this opportunity. Recent improvements in the quality of "Voice-over-Internet Protocol" ("VoIP") service have led several large cable television and telephone companies, as well as start-up companies, to substantially increase their offerings of VoIP service to business and residential customers. VoIP providers route calls over the Internet, without use of ILEC's circuit switches and, in certain cases, without use of ILEC's networks to carry their communications traffic. VoIP providers can offer services at prices substantially below those currently charged for traditional local and long distance telephone services for several reasons, including lower network cost structures and the current ability of VoIP providers to use ILECs' networks without paying access charges. In December 2003, the FCC initiated rulemaking that is expected to address the effect of VoIP on intercarrier compensation, universal service and emergency services. There can be no assurance that this rulemaking will be on terms favorable to ILECs, or that VoIP providers will not successfully compete for the Company's customers.

       In November 2003, the FCC adopted rules requiring companies to allow their customers to keep their wireline or wireless phone number when switching to another service provider (generally referred to as "local number portability"). For several years, customers have been able to retain their numbers when switching their local service between wireline carriers. The new rules now require local number portability between wireline and wireless carriers. This requirement went into effect November 24, 2003 for wireline carriers in the top 100 Metropolitan Statistical Areas ("MSAs"). The new requirement will go into effect May 24, 2004 for wireline carriers operating in markets smaller than the top 100 MSAs. The majority of the Company's wireline operations are conducted in markets below the top 100 MSAs. Local number portability may increase the number of customers who chose to completely forego the use of traditional wireline phone service, although the Company believes that it is too early to fully assess the rule's impact. The costs to comply with the requirements of local number portability, net of the amount that is recoverable through the ratemaking process, are not expected to have a material impact on the Company's results of operations.

       The FCC is currently examining several issues that could have a substantial impact on the Company's revenues, including a broad inquiry initiated in 2001 into all currently regulated forms of intercarrier compensation. As discussed further below, certain providers of competitive communications services are not required to compensate ILECs for the use of their networks. The Company relies on access revenues as an important source of revenues. Depending on the final outcome of the FCC's intercarrier compensation issue, the Company could suffer a material loss of access revenues.


       Recent events affecting the Company. During the last few years, several states in which the Company has substantial operations took legislative or regulatory steps to further introduce competition into the LEC business. The number of companies which have requested authorization to provide local exchange service in the Company's service areas has increased in recent years, especially in the markets acquired from Verizon in 2002 and 2000, and it is anticipated that similar action may be taken by others in the future.

       State alternative regulation plans recently adopted by certain of the Company's LECs have also affected revenue growth recently.

       Certain long distance carriers continue to request that the Company reduce intrastate access tariffed rates for certain of its LECs. In addition, the Company has recently experienced reductions in intrastate traffic, partially due to the displacement of minutes by wireless and electronic mail services. In 2003 the Company incurred a reduction in its intrastate revenues (exclusive of the properties acquired from Verizon in 2002) of approximately $6.8 million compared to 2002 primarily due to these factors. The corresponding decrease in 2002 compared to 2001 was $27.7 million. The Company believes such trend of decreased intrastate minutes will continue in 2004, although the magnitude of such decrease cannot be precisely estimated.

       In January 2003, the Louisiana Public Service Commission directed its staff to review the feasibility of converting the $42 million Louisiana Local Optional Service Fund ("LOS Fund") into a state universal service fund. Currently, the LOS Fund is funded primarily by BellSouth, which proposes to expand the base of contributors into the LOS Fund. A recommendation by the Commission staff is not expected until late 2004. The Company currently receives approximately $21 million from the LOS Fund each year. There can be no assurance that this funding will remain at current levels.

       Competition to provide traditional telephone services has thus far affected large urban areas to a greater extent than rural, suburban and small urban areas such as those in which the Company's telephone operations are located. Although the Company does not believe that the increased competition it has thus far experienced is likely to materially affect it in the near term, the Company anticipates that regulatory, technological and competitive changes will result in future revenue reductions. The Company expects its telephone revenues to decline in 2004 due to continued access line losses and reduced network access revenues; however, the Company expects its consolidated revenues to increase in 2004 primarily due to increased revenues from its newly-acquired LightCore operations and expected increased demand for its long distance, fiber transport, DSL and other nonregulated product offerings.

       Other matters. The Company's regulated telephone operations (except for the properties acquired from Verizon in 2002) are subject to the provisions of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" ("SFAS 71"). Actions by regulators can provide reasonable assurance of the recognition of an asset, reduce or eliminate the value of an asset and impose a liability on a regulated enterprise. Such regulatory assets are required to be recorded and, accordingly, reflected in the balance sheet of an entity subject to SFAS 71. The Company is monitoring the ongoing applicability of SFAS 71 to its regulated telephone operations due to the changing regulatory, competitive and legislative environments, and it is possible that changes in regulation, legislation or competition or in the demand for regulated services or products could result in the Company's telephone operations no longer being subject to SFAS 71 in the near future.

       Statement of Financial Accounting Standards No. 101, "Regulated Enterprises - Accounting for the Discontinuance of Application of FASB Statement No. 71" ("SFAS 101"), specifies the accounting required when an enterprise ceases to meet the criteria for application of SFAS 71. SFAS 101 requires the elimination of the effects of any actions of regulators that have been recognized as assets and liabilities in accordance with SFAS 71 but would not have been recognized as assets and liabilities by nonregulated enterprises. SFAS 101 further provides that the carrying amounts of property, plant and equipment are to be adjusted only to the extent the assets are impaired and that impairment shall be judged in the same manner as for nonregulated enterprises.

       The Company's consolidated balance sheet as of December 31, 2003 included regulatory assets of approximately $3.3 million (primarily deferred costs related to financing costs, regulatory proceedings and income taxes) and regulatory liabilities of approximately $912,000 (related to income taxes). Net deferred income tax liabilities related to the regulatory assets and liabilities quantified above were $1.2 million.

       When and if the Company's regulated operations no longer qualify for the application of SFAS 71, the Company does not expect to record any impairment charge related to the carrying value of the property, plant and equipment of its regulated telephone operations. Additionally, upon the discontinuance of SFAS 71, the Company would be required to revise the lives of its property, plant and equipment to reflect the estimated useful lives of the assets. The Company does not expect such revisions in asset lives to have a material impact on the Company's results of operations. For regulatory purposes, the accounting and reporting of the Company's telephone subsidiaries will not be affected by the discontinued application of SFAS 71.

       The Company has certain obligations based on federal, state and local laws relating to the protection of the environment. Costs of compliance through 2003 have not been material, and the Company currently has no reason to believe that such costs will become material.


Item 7A.   Quantitative and Qualitative Disclosure About Market Risk


       For information pertaining to the Company's market risk disclosure, see "Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations - Market Risk".

Item 8.    Financial Statements and Supplementary Data

                              Report of Management
                              --------------------
The Shareholders
CenturyTel, Inc.:

       Management has prepared and is responsible for the Company's consolidated financial statements. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and necessarily include amounts determined using our best judgments and estimates with consideration given to materiality.

       The Company maintains internal control systems and related policies and procedures designed to provide reasonable assurance that the accounting records accurately reflect business transactions and that the transactions are in accordance with management's authorization. The design, monitoring and revision of the systems of internal control involve, among other things, our judgment with respect to the relative cost and expected benefits of specific control measures. Additionally, the Company maintains an internal auditing function which independently evaluates the effectiveness of internal controls, policies and procedures and formally reports on the adequacy and effectiveness thereof.

       The Company's consolidated financial statements have been audited by KPMG LLP, independent certified public accountants, who have expressed their opinion with respect to the fairness of the consolidated financial statements. Their audit was conducted in accordance with auditing standards generally accepted in the United States of America, which include the consideration of the Company's internal controls to the extent necessary to form an independent opinion on the consolidated financial statements prepared by management.

       The Audit Committee of the Board of Directors is composed of independent directors who are not officers or employees of the Company. The Committee meets periodically with the independent certified public accountants, internal auditors and management. The Committee considers the independence of the external auditors and the audit scope and discusses internal control, financial and reporting matters. Both the independent and internal auditors have free access to the Committee.

/s/  R. Stewart Ewing, Jr.
--------------------------
R. Stewart Ewing, Jr.
Executive Vice President and Chief Financial Officer
March 12, 2004

            Report of Independent Registered Public Accounting Firm
            -------------------------------------------------------

The Board of Directors and Stockholders
CenturyTel, Inc.:

     We have audited the consolidated financial statements of CenturyTel, Inc. and subsidiaries as listed in Item 15a(i). In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in Item 15a(ii). These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CenturyTel, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

     As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets in 2002.

/s/ KPMG LLP
------------
KPMG LLP

Shreveport, Louisiana
January 29, 2004, except for footnote
18, which is as of January 14, 2005

                                CENTURYTEL, INC.
                        Consolidated Statements of Income

                                                                 Year ended December 31,
--------------------------------------------------------------------------------------------
                                                            2003         2002          2001
--------------------------------------------------------------------------------------------
                                                          (Dollars, except per share amounts,
                                                                and shares in thousands)

OPERATING REVENUES                                  $   2,367,610    1,971,996     1,679,504
--------------------------------------------------------------------------------------------

OPERATING EXPENSES
    Cost of services and products (exclusive of
      depreciation and amortization)                      739,210      635,164       537,225
    Selling, general and administrative                   374,352      301,681       259,482
    Corporate overhead costs allocable to
      discontinued operations                                   -        9,548        17,088
    Depreciation and amortization                         503,652      450,197       440,404
--------------------------------------------------------------------------------------------
           Total operating expenses                     1,617,214    1,396,590     1,254,199
--------------------------------------------------------------------------------------------

OPERATING INCOME                                          750,396      575,406       425,305
--------------------------------------------------------------------------------------------

OTHER INCOME (EXPENSE)
    Interest expense                                     (226,751)    (221,845)     (225,523)
    Income from unconsolidated cellular entity              6,160        5,582         7,592
    Nonrecurring gains and losses, net                          -        3,709        33,043
    Other income and expense                                2,154      (63,814)           32
--------------------------------------------------------------------------------------------
           Total other income (expense)                  (218,437)    (276,368)     (184,856)
--------------------------------------------------------------------------------------------

INCOME FROM CONTINUING OPERATIONS
  BEFORE INCOME TAX EXPENSE                               531,959      299,038       240,449
Income tax expense                                        187,252      105,505        91,368
--------------------------------------------------------------------------------------------

INCOME FROM CONTINUING OPERATIONS                         344,707      193,533       149,081

DISCONTINUED OPERATIONS
    Income from discontinued operations, net of
      $284,459, and $118,657 tax                                -      608,091       193,950
--------------------------------------------------------------------------------------------
NET INCOME                                          $     344,707      801,624       343,031
============================================================================================
NET INCOME, AS ADJUSTED FOR GOODWILL
    AMORTIZATION                                    $     344,707      801,624       399,297
============================================================================================

See accompanying notes to consolidated financial statements.

                                CENTURYTEL, INC.
                        Consolidated Statements of Income
                                   (Continued)

                                                                 Year ended December 31,
--------------------------------------------------------------------------------------------
                                                            2003         2002          2001
--------------------------------------------------------------------------------------------
                                                          (Dollars, except per share amounts,
                                                                and shares in thousands)


BASIC EARNINGS PER SHARE
    From continuing operations                      $        2.40         1.36          1.06
    From continuing operations, as adjusted for
      goodwill amortization                         $        2.40         1.36          1.39
    From discontinued operations                    $           -         4.29          1.38
    From discontinued operations, as adjusted for
      goodwill amortization                         $           -         4.29          1.45
    Basic earnings per share                        $        2.40         5.66          2.43
    Basic earnings per share, as adjusted for
      goodwill amortization                         $        2.40         5.66          2.83
DILUTED EARNINGS PER SHARE
    From continuing operations                      $        2.38         1.35          1.05
    From continuing operations, as adjusted for
      goodwill amortization                         $        2.38         1.35          1.37
    From discontinued operations                    $           -         4.26          1.36
    From discontinued operations, as adjusted for
      goodwill amortization                         $           -         4.26          1.43
    Diluted earnings per share                      $        2.38         5.61          2.41
    Diluted earnings per share, as adjusted for
      goodwill amortization                         $        2.38         5.61          2.81

DIVIDENDS PER COMMON SHARE                          $         .22          .21           .20
============================================================================================
AVERAGE BASIC SHARES OUTSTANDING                          143,583      141,613       140,743
============================================================================================
AVERAGE DILUTED SHARES OUTSTANDING                        144,700      142,879       142,307
============================================================================================

See accompanying notes to consolidated financial statements.

                                CENTURYTEL, INC.
                 Consolidated Statements of Comprehensive Income

                                                                Year ended December 31,
--------------------------------------------------------------------------------------------
                                                            2003         2002          2001
--------------------------------------------------------------------------------------------
                                                                 (Dollars in thousands)

NET INCOME                                          $     344,707      801,624       343,031

OTHER COMPREHENSIVE INCOME, NET OF TAXES
    Unrealized holding gains (losses):
       Unrealized holding gains (losses)
         related to marketable equity securities
         arising during period, net of $5,385 tax               -            -         9,999
       Less:  reclassification adjustment for
         gains included in net income, net of
         ($19,100) tax                                          -            -       (35,470)
    Minimum pension liability adjustment:
       Minimum pension liability adjustment,
         net of $19,312 and ($19,312) tax                  35,864      (35,864)            -
    Derivative instruments:
       Net losses on derivatives hedging
         variability of cash flows, net of
         ($36) and ($496) tax                                 (67)        (921)            -
       Less:  reclassification adjustment for
         losses included in net income, net of
         $487 and $44 tax                                     906           82             -
--------------------------------------------------------------------------------------------

COMPREHENSIVE INCOME                                $     381,410      764,921       317,560
============================================================================================
COMPREHENSIVE INCOME, AS ADJUSTED
  FOR GOODWILL AMORTIZATION                         $     381,410      764,921       373,826
============================================================================================

See accompanying notes to consolidated financial statements.

                                CENTURYTEL, INC.
                           Consolidated Balance Sheets

                                                                            December 31,
--------------------------------------------------------------------------------------------
                                                                         2003          2002
--------------------------------------------------------------------------------------------
                                                                       (Dollars in thousands)
                                     ASSETS
CURRENT ASSETS
    Cash and cash equivalents                                   $      203,181         3,661
    Accounts receivable
       Customers, less allowance of $13,862 and $15,314                163,526       161,319
       Interexchange carriers and other, less allowance
         of $9,817 and $18,648                                          72,661       111,673
    Materials and supplies, at average cost                              9,229        10,150
    Other                                                               14,342         9,099
--------------------------------------------------------------------------------------------
       Total current assets                                            462,939       295,902
--------------------------------------------------------------------------------------------

NET PROPERTY, PLANT AND EQUIPMENT                                    3,455,481     3,531,645
--------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
    Goodwill                                                         3,425,001     3,427,281
    Other                                                              552,431       515,580
--------------------------------------------------------------------------------------------
       Total investments and other assets                            3,977,432     3,942,861
--------------------------------------------------------------------------------------------

TOTAL ASSETS                                                    $    7,895,852     7,770,408
============================================================================================

                             LIABILITIES AND EQUITY
CURRENT LIABILITIES
    Current maturities of long-term debt                        $       72,453        70,737
    Accounts payable                                                   113,274        64,825
    Accrued expenses and other current liabilities
       Salaries and benefits                                            83,628        63,937
       Income taxes                                                     43,082        40,897
       Other taxes                                                      35,532        28,183
       Interest                                                         64,247        59,045
       Other                                                            14,555        18,596
    Advance billings and customer deposits                              44,612        41,884
--------------------------------------------------------------------------------------------
       Total current liabilities                                       471,383       388,104
--------------------------------------------------------------------------------------------

LONG-TERM DEBT                                                       3,109,302     3,578,132
--------------------------------------------------------------------------------------------

DEFERRED CREDITS AND OTHER LIABILITIES                                 836,651       716,168
--------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY
    Common stock, $1.00 par value, authorized
      350,000,000 shares, issued and outstanding
      144,364,168 and 142,955,839 shares                               144,364       142,956
    Paid-in capital                                                    576,515       537,804
    Accumulated other comprehensive income (loss),
      net of tax                                                             -       (36,703)
    Retained earnings                                                2,750,162     2,437,472
    Unearned ESOP shares                                                  (500)       (1,500)
    Preferred stock - non-redeemable                                     7,975         7,975
--------------------------------------------------------------------------------------------
       Total stockholders' equity                                    3,478,516     3,088,004
--------------------------------------------------------------------------------------------

TOTAL LIABILITIES AND EQUITY                                    $    7,895,852     7,770,408
============================================================================================

See accompanying notes to consolidated financial statements.

                                CENTURYTEL, INC.
                      Consolidated Statements of Cash Flows

                                                                    Year ended December 31,
------------------------------------------------------------------------------------------------
                                                               2003         2002           2001
------------------------------------------------------------------------------------------------
                                                                    (Dollars in thousands)
OPERATING ACTIVITIES FROM CONTINUING OPERATIONS
    Net income                                          $    344,707      801,624        343,031
    Adjustments to reconcile net income to net
      cash provided by operating activities from
      continuing operations
        Income from discontinued operations,
          net of tax                                               -     (608,091)      (193,950)
        Depreciation and amortization                        503,652      450,197        440,404
        Deferred income taxes                                128,706       71,112         57,944
        Income from unconsolidated cellular entity            (6,160)      (5,582)        (7,592)
        Nonrecurring gains and losses, net                         -       (3,709)       (33,043)
        Changes in current assets and current
          liabilities
            Accounts receivable                               37,980      (13,481)        34,266
            Accounts payable                                  47,972        3,769        (29,485)
            Accrued taxes                                     57,709       43,046          1,078
            Other current assets and other current
              liabilities, net                                17,323       36,316          9,526
        Retirement benefits                                  (14,739)      (9,416)        (5,059)
        Increase in noncurrent assets                        (23,528)     (30,543)       (65,698)
        Increase (decrease) in other noncurrent
          liabilities                                         (6,151)      35,489            691
        Other, net                                           (19,507)      22,703         20,773
------------------------------------------------------------------------------------------------
            Net cash provided by operating activities
              from continuing operations                   1,067,964      793,434        572,886
------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES FROM CONTINUING OPERATIONS
    Acquisitions, net of cash acquired                       (86,243)  (2,245,026)       (47,131)
    Payments for property, plant and equipment              (377,939)    (386,267)      (435,515)
    Proceeds from sale of assets                                   -        4,144         58,184
    Distributions from unconsolidated cellular entity          1,104        5,438          3,713
    Other, net                                                (1,560)      (1,378)         3,553
------------------------------------------------------------------------------------------------
            Net cash used in investing activities
              from continuing operations                    (464,638)  (2,623,089)      (417,196)
------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES FROM CONTINUING OPERATIONS
    Proceeds from issuance of debt                                 -    2,123,618          3,896
    Payments of debt                                        (432,258)  (1,592,246)      (379,516)
    Proceeds from settlement of interest rate
      hedge contract                                          22,315            -              -
    Proceeds from issuance of common stock                    33,980       29,125          7,351
    Payment of debt issuance costs                                 -      (12,999)             -
    Payment of equity unit issuance costs                          -      (15,867)             -
    Cash dividends                                           (32,017)     (30,156)       (28,653)
    Other, net                                                 4,174        4,866          1,549
------------------------------------------------------------------------------------------------
            Net cash provided by (used in)
              financing activities from continuing
              operations                                    (403,806)     506,341       (395,373)
------------------------------------------------------------------------------------------------

Net cash provided by discontinued operations                       -    1,323,479        231,772
------------------------------------------------------------------------------------------------

Net increase (decrease) in cash and cash equivalents         199,520          165         (7,911)
Cash and cash equivalents at beginning of year                 3,661        3,496         11,407
------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                $    203,181        3,661         3,496
================================================================================================

See accompanying notes to consolidated financial statements.


                                CENTURYTEL, INC.
                 Consolidated Statements of Stockholders' Equity

                                                                     Year ended December 31,
-------------------------------------------------------------------------------------------------
                                                                  2003         2002         2001
-------------------------------------------------------------------------------------------------
                                                                (Dollars and shares in thousands)
COMMON STOCK
     Balance at beginning of year                         $     142,956      141,233      140,667
     Conversion of convertible securities
       into common stock                                              -            -          254
     Issuance of common stock through dividend
       reinvestment, incentive and benefit plans                  1,408        1,723          312
-------------------------------------------------------------------------------------------------
             Balance at end of year                             144,364      142,956      141,233
-------------------------------------------------------------------------------------------------

PAID-IN CAPITAL
     Balance at beginning of year                               537,804      524,668      509,840
     Equity unit issuance costs and initial
       contract adjustment liability                                  -      (24,377)           -
     Conversion of convertible securities
       into common stock                                              -            -        3,046
     Issuance of common stock through dividend
       reinvestment, incentive and benefit plans                 32,572       27,402        7,039
     Amortization of unearned compensation and other              6,139       10,111        4,743
-------------------------------------------------------------------------------------------------
             Balance at end of year                             576,515      537,804      524,668
-------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
  (LOSS), NET OF TAX
     Balance at beginning of year                               (36,703)           -       25,471
     Change in other comprehensive income
       (loss) (net of reclassification
       adjustment), net of tax                                   36,703      (36,703)     (25,471)
-------------------------------------------------------------------------------------------------
             Balance at end of year                                   -      (36,703)           -
-------------------------------------------------------------------------------------------------

RETAINED EARNINGS
     Balance at beginning of year                             2,437,472    1,666,004    1,351,626
     Net income                                                 344,707      801,624      343,031
     Cash dividends declared
         Common stock - $.22, $.21 and
           $.20 per share                                       (31,618)     (29,757)     (28,254)
         Preferred stock                                           (399)        (399)        (399)
-------------------------------------------------------------------------------------------------
             Balance at end of year                           2,750,162    2,437,472    1,666,004
-------------------------------------------------------------------------------------------------

UNEARNED ESOP SHARES
     Balance at beginning of year                                (1,500)      (2,500)      (3,500)
     Release of ESOP shares                                       1,000        1,000        1,000
-------------------------------------------------------------------------------------------------
             Balance at end of year                                (500)      (1,500)      (2,500)
-------------------------------------------------------------------------------------------------

PREFERRED STOCK - NON-REDEEMABLE
     Balance at beginning and end of year                         7,975        7,975        7,975
-------------------------------------------------------------------------------------------------

TOTAL STOCKHOLDERS' EQUITY                                $   3,478,516    3,088,004    2,337,380
=================================================================================================

COMMON SHARES OUTSTANDING
     Balance at beginning of year                               142,956      141,233      140,667
     Conversion of convertible securities
       into common stock                                              -            -          254
     Issuance of common stock through dividend
       reinvestment, incentive and benefit plans                  1,408        1,723          312
-------------------------------------------------------------------------------------------------
             Balance at end of year                             144,364      142,956      141,233
=================================================================================================

See accompanying notes to consolidated financial statements.

                                CenturyTel, Inc.
                   Notes to Consolidated Financial Statements
                                December 31, 2003


(1)        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation - The consolidated financial statements of CenturyTel, Inc. and its subsidiaries (the "Company") include the accounts of CenturyTel, Inc. ("CenturyTel") and its majority-owned subsidiaries.

Regulatory accounting - The Company's regulated telephone operations (except for the properties acquired from Verizon in 2002) are subject to the provisions of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" ("SFAS 71"). Actions by regulators can provide reasonable assurance of the recognition of an asset, reduce or eliminate the value of an asset and impose a liability on a regulated enterprise. Such regulatory assets are required to be recorded and, accordingly, reflected in the balance sheet of an entity subject to SFAS 71. The Company is monitoring the ongoing applicability of SFAS 71 to its regulated telephone operations due to the changing regulatory, competitive and legislative environments, and it is possible that changes in regulation, legislation or competition or in the demand for regulated services or products could result in the Company's telephone operations no longer being subject to SFAS 71 in the near future.

Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Revenue recognition - Revenues are generally recognized when services are provided or when products are delivered to customers. Revenue that is billed in advance includes monthly recurring network access services, special access services and monthly recurring local line charges. The unearned portion of this revenue is initially deferred as a component of advanced billings and customer deposits on the Company's balance sheet and recognized as revenue over the period that the services are provided. Revenue that is billed in arrears includes nonrecurring network access services, nonrecurring local services and long distance services. The earned but unbilled portion of this revenue is recognized as revenue in the period that the services are provided.

       Certain of the Company's telephone subsidiaries participate in revenue sharing arrangements with other telephone companies for interstate revenue and for certain intrastate revenue. Such sharing arrangements are funded by toll revenue and/or access charges within state jurisdictions and by access charges in the interstate market. Revenues earned through the various sharing arrangements are initially recorded based on the Company's estimates.

Property, plant and equipment - Telephone plant is stated at original cost. Normal retirements of telephone plant are charged against accumulated depreciation, along with the costs of removal, less salvage, with no gain or loss recognized. Renewals and betterments of plant and equipment are capitalized while repairs, as well as renewals of minor items, are charged to operating expense. Depreciation of telephone plant is provided on the straight line method using class or overall group rates acceptable to regulatory authorities; such rates range from 1.8% to 25%.

       Non-telephone property is stated at cost and, when sold or retired, a gain or loss is recognized. Depreciation of such property is provided on the straight line method over estimated service lives ranging from three to 30 years.

Intangible assets - Effective January 1, 2002, in accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), systematic amortization of goodwill is no longer permitted; instead, SFAS 142 requires goodwill recorded in a business combination to be reviewed for impairment and to be written down only in periods in which the recorded amount of goodwill exceeds its fair value. Impairment of goodwill is tested at least annually by comparing the fair value of the reporting unit to its carrying value (including goodwill). Estimates of the fair value of the reporting unit are based on valuation models using criterion such as multiples of earnings. Each adjustment reflected in the consolidated statements of income and comprehensive income (or in these notes) by use of the term "as adjusted for goodwill amortization" reflects the effects of SFAS 142, as more fully described in Note 4. Prior to January 1, 2002, substantially all of the Company's goodwill was amortized over 40 years.

Long-lived assets - Effective January 2002, Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), addresses financial accounting and reporting for the impairment or disposal of long-lived assets (exclusive of goodwill) and also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. As a result of the Company's agreement in March 2002 to sell its wireless operations (which was consummated on August 1, 2002) (see Note
3), such operations have been reflected as discontinued operations for the years ended December 31, 2002 and 2001.

Affiliated transactions - Certain service subsidiaries of CenturyTel provide installation and maintenance services, materials and supplies, and managerial, operational, technical, accounting and administrative services to subsidiaries. In addition, CenturyTel provides and bills management services to subsidiaries and in certain instances makes interest bearing advances to finance construction of plant and purchases of equipment. These transactions are recorded by the Company's telephone subsidiaries at their cost to the extent permitted by regulatory authorities. Intercompany profit on transactions with regulated affiliates is limited to a reasonable return on investment and has not been eliminated in connection with consolidating the results of operations of CenturyTel and its subsidiaries. Intercompany profit on transactions with affiliates not subject to SFAS 71 has been eliminated.

Income taxes - CenturyTel files a consolidated federal income tax return with its eligible subsidiaries. The Company uses the asset and liability method of accounting for income taxes under which deferred tax assets and liabilities are established for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Investment tax credits related to telephone plant have been deferred and are being amortized as a reduction of federal income tax expense over the estimated useful lives of the assets giving rise to the credits.

Derivative financial instruments - Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), requires all derivative instruments be recognized as either assets or liabilities at fair value on the balance sheet. The Company uses derivative instruments to (i) lock-in or swap its exposure to changing or variable interest rates for fixed interest rates or (ii) swap obligations to pay fixed interest rates for variable interest rates. The Company has established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative instrument activities. The Company does not hold or issue derivative financial instruments for trading or speculative purposes. Management periodically reviews the Company's exposure to interest rate fluctuations and implements strategies to manage the exposure.

Earnings per share - Basic earnings per share amounts are determined on the basis of the weighted average number of common shares outstanding during the year. Diluted earnings per share gives effect to all potential dilutive common shares that were outstanding during the period.

Stock-based compensation - The Company accounts for stock compensation plans using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," as allowed by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Options have been granted at a price either equal to or exceeding the then-current market price. Accordingly, the Company has not recognized compensation cost in connection with issuing stock options.

       During 2003 the Company granted 1,720,317 options (the "2003 Options") at market price. The weighted average fair value of each of the 2003 Options was estimated as of the date of grant to be $9.94 using an option-pricing model with the following assumptions: dividend yield - .7%; expected volatility - 30%; weighted average risk-free interest rate - 3.4%; and expected option life - seven years.

       During 2002 the Company granted 1,983,150 options (the "2002 Options") at market price. The weighted average fair value of each of the 2002 Options was estimated as of the date of grant to be $11.66 using an option-pricing model with the following assumptions: dividend yield - .7%; expected volatility - 30%; weighted average risk-free interest rate - 3.4%; and expected option life - seven years.

       During 2001 the Company granted 1,971,750 options (the "2001 Options") at market price. The weighted average fair value of each of the 2001 Options was estimated as of the date of grant to be $11.16 using an option-pricing model with the following assumptions: dividend yield - .6%; expected volatility - 30%; weighted average risk-free interest rate - 4.8%; and expected option life - seven years.

       If compensation cost for CenturyTel's options had been determined consistent with SFAS 123, the Company's net income and earnings per share on a pro forma basis for 2003, 2002 and 2001 would have been as follows:

Year ended December 31,                           2003        2002         2001
--------------------------------------------------------------------------------
                                                     (Dollars in thousands,
                                                    except per share amounts)
Net income, as reported                      $  344,707     801,624      343,031
Less: Total stock-based compensation
  expense determined under fair value
  based method, net of tax                   $  (13,183)    (15,001)      (8,971)
                                              ----------------------------------
Pro forma net income                         $  331,524     786,623      334,060
                                              ==================================

Basic earnings per share
     As reported                             $     2.40        5.66         2.43
     Pro forma                               $     2.31        5.56         2.37
Diluted earnings per share
     As reported                             $     2.38        5.61         2.41
     Pro forma                               $     2.29        5.51         2.35
--------------------------------------------------------------------------------

Cash equivalents - The Company considers short-term investments with a maturity at date of purchase of three months or less to be cash equivalents.

Discontinued operations - On August 1, 2002, the Company sold substantially all of its wireless operations to an affiliate of ALLTEL Corporation ("Alltel") and certain other purchasers for an aggregate of approximately $1.59 billion in cash. As a result, the Company's wireless operations have been reflected as discontinued operations for 2002 and 2001. See Note 3 for additional information.

Reclassifications - Certain amounts previously reported for prior years have been reclassified to conform with the 2003 presentation, including the reclassification of an investment in a cellular partnership from discontinued operations to continuing operations. Such investment was originally planned to be sold to Alltel in connection with the Company's disposition of its wireless operations but was subsequently retained.


(2)        ACQUISITIONS

       On July 1, 2002, the Company purchased approximately 300,000 telephone access lines in the state of Alabama from Verizon Communications, Inc. ("Verizon") for approximately $1.022 billion cash. On August 31, 2002, the Company purchased approximately 350,000 telephone access lines in the state of Missouri from Verizon for approximately $1.179 billion cash. The assets purchased in these transactions included (i) the franchise authorizing the provision of local telephone service, (ii) related property and equipment comprising Verizon's local exchange operations in predominantly rural markets throughout Alabama and Missouri and (iii) Verizon's assets used to provide digital subscriber line ("DSL") and other high speed data services within the purchased exchanges. For financing arrangements related to these acquisitions, see Note 6.

       In June and December 2003, the Company acquired certain fiber transport assets for an aggregate of $55.2 million cash (of which $3.8 million was paid as a deposit in 2002). In the fourth quarter of 2003, the Company purchased an additional 24.3% interest in a telephone company in which it owned a majority interest for $32.4 million cash.

       The results of operations of the acquired properties are included in the Company's results of operations from and after the respective acquisition dates.

The following pro forma information represents the consolidated results of continuing operations of the Company for the years ended December 31, 2002 and 2001 as if the Verizon acquisitions in 2002 had been consummated as of January 1, 2002 and 2001, respectively.

                                                     2002               2001
                                                -------------      -------------
                                                     (Dollars in thousands,
                                                    except per share amounts)

     Operating revenues from
       continuing operations                    $  2,285,866          2,231,631
     Income from continuing operations          $    218,252            186,871
     Basic earnings per share from
       continuing operations, as adjusted
       for goodwill amortization                $       1.54               1.65
     Diluted earnings per share from
       continuing operations, as
       adjusted for goodwill amortization       $       1.53               1.64

       The pro forma information is based on various assumptions and estimates. The pro forma information (i) reflects the effect of reduced interest expense after August 1, 2002 as a result of reducing outstanding indebtedness from utilization of proceeds received from the August 1, 2002 sale of substantially all of the Company's wireless operations described in Note 3 and (ii) makes no pro forma adjustments to reflect any assumed consummation of such sale (or any use of such sale proceeds) prior to August 1, 2002. The pro forma information is not necessarily indicative of the operating results that would have occurred if the Verizon acquisitions had been consummated as of January 1 of each respective period, nor is it necessarily indicative of future operating results. The pro forma information does not give effect to any potential revenue enhancements or cost synergies or other operating efficiencies that could result from the acquisitions.


(3)        DISCONTINUED OPERATIONS

       On August 1, 2002, the Company sold substantially all of its wireless operations to Alltel and certain other purchasers for an aggregate of approximately $1.59 billion in cash. In connection with this transaction, the Company divested its (i) interests in its majority-owned and operated cellular systems, which at June 30, 2002 served approximately 783,000 customers and had access to approximately 7.8 million pops, (ii) minority cellular equity interests representing approximately 1.8 million pops at June 30, 2002, and
(iii) licenses to provide PCS covering 1.3 million pops in Wisconsin and Iowa. Proceeds from the sale of the wireless operations were used to partially fund the Company's acquisitions of telephone properties in Alabama and Missouri during the third quarter of 2002.

       As a result of the sale, the Company's wireless operations have been reflected as discontinued operations in the Company's consolidated statements of income and cash flows for the years ended December 31, 2002 and 2001. In its December 31, 2002 consolidated balance sheet, the Company reflected as "assets held for sale" a minority interest in a cellular partnership that it had previously agreed to sell to Alltel upon the satisfaction of various closing conditions. In light of the failure of the parties to agree upon whether the closing conditions were met, the Company determined during the first quarter of 2003 to retain such investment; therefore, for reporting purposes, this investment (and its related earnings) has been reclassified from discontinued operations to continuing operations on the accompanying financial statements for 2003. Prior periods have been restated to reflect this investment (and its related earnings) as part of continuing operations.

       The depreciation and amortization of long-lived and amortizable intangible assets related to the wireless operations ceased on March 19, 2002, the date of the definitive agreement to sell such operations.

       The Company had no outstanding indebtedness directly related to its wireless operations; therefore, no interest expense was allocated to discontinued operations. The following table represents certain summary income statement information related to the Company's wireless operations that is reflected in discontinued operations.


Year ended December 31,                                      2002         2001
--------------------------------------------------------------------------------
                                                           (Dollars in thousands)

Operating revenues                                    $     246,705      437,965
--------------------------------------------------------------------------------
Operating income (1)                                  $      71,258      132,614
Nonrecurring gains and losses, net                                -      166,928
Income from unconsolidated cellular entities                 25,768       19,868
Minority interest expense                                    (8,569)     (11,510)
Gain on sale of discontinued operations                     803,905            -
Other income                                                    188        4,707
--------------------------------------------------------------------------------
Pre-tax income from discontinued operations           $     892,550      312,607
Income tax expense                                         (284,459)    (118,657)
--------------------------------------------------------------------------------
Income from discontinued operations                   $     608,091      193,950
================================================================================

(1) Excludes corporate overhead costs of $9.5 million and $17.1 million for 2002 and 2001, respectively, allocated to the wireless operations. Included as a reduction in operating income for 2002 is a $30.5 million charge associated with the write-off of all amounts expended to develop the wireless portion of the Company's billing system currently in development.

       The following table represents certain summary cash flow statement information related to the Company's wireless operations reflected as discontinued operations:


Year ended December 31,                            2002                 2001
-------------------------------------------------------------------------------
                                                     (Dollars in thousands)
Net cash provided by (used in)
  operating activities                       $   (248,716) (1)          90,242
Net cash provided by investing activities       1,572,195  (2)         141,530
Net cash provided by financing activities               -                    -
-------------------------------------------------------------------------------
       Net cash provided by
         discontinued operations             $  1,323,479              231,772
===============================================================================

(1) Includes approximately $305 million estimated tax payment related to sale of wireless operations.
(2) Includes cash proceeds of $1.59 billion from the sale of substantially all of the Company's wireless operations.

(4)        INVESTMENTS AND OTHER ASSETS


       Investments and other assets at December 31, 2003 and 2002 were composed of the following:

December 31,                                                 2003         2002
--------------------------------------------------------------------------------
                                                          (Dollars in thousands)

Goodwill                                              $   3,425,001    3,427,281
Billing system development costs, less
  accumulated amortization of $508 in 2003                  162,980      139,451
Cash surrender value of life insurance contracts             93,960       93,664
Prepaid pension asset                                        59,055       26,046
Franchise costs                                              35,300       35,300
Customer base, less accumulated amortization
  of $2,242 and $729                                         20,458       21,971
Deferred interest rate hedge contracts                       31,239       33,635
Debt issuance costs, net                                     19,317       23,491
Fair value of interest rate swap                                  -       22,163
Other                                                       130,122      119,859
--------------------------------------------------------------------------------
                                                      $   3,977,432    3,942,861
================================================================================

       Amortization of goodwill and other intangibles from continuing operations of $1.5 million, $729,000 and $58.4 million for 2003, 2002 and 2001, respectively, is included in "Depreciation and amortization" in the Company's Consolidated Statements of Income. In accordance with SFAS 142, effective January 1, 2002, goodwill is no longer subject to amortization but instead is tested for impairment at least annually. As of September 30, 2003, the Company completed the required annual test under SFAS 142 and determined its goodwill was not impaired.

       The following is a reconciliation of reported net income and reported earnings per share to the amounts that would have been reported had the Company been subject to SFAS 142 during 2001.

Year ended December 31,                                           2001
--------------------------------------------------------------------------------
                                                         (Dollars in thousands,
                                                        except per share amounts)

Net income, as reported                                      $           343,031
Goodwill amortization, net of taxes                                       56,266
--------------------------------------------------------------------------------
Net income, as adjusted                                      $           399,297
================================================================================

Basic earnings per share, as reported                        $              2.43
Goodwill amortization, net of taxes                                          .40
--------------------------------------------------------------------------------
Basic earnings per share, as adjusted                        $              2.83
================================================================================

Diluted earnings per share, as reported                      $              2.41
Goodwill amortization, net of taxes                                          .40
--------------------------------------------------------------------------------
Diluted earnings per share, as adjusted                      $              2.81
================================================================================

       The Company is in the process of developing an integrated billing and customer care system. The costs to develop such system have been accounted for in accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Aggregate capitalized costs (before accumulated amortization) totaled $163.5 million and $139.5 million at December 31, 2003 and 2002, respectively. A portion of such costs related to the wireless business ($30.5 million) was written off as a component of discontinued operations in the third quarter of 2002 as a result of the sale of substantially all of the Company's wireless operations on August 1, 2002. Excluding this write-off, the Company's aggregate capitalized billing system costs are expected to approximate $200-215 million upon completion and will be amortized over a twenty-year period. The Company began amortizing its billing system in 2003 based on the total number of customers that the Company has migrated to the new system.

       In connection with the acquisitions of properties from Verizon in 2002, the Company assigned $35.3 million of the purchase price as an intangible asset associated with franchise costs (which includes amounts necessary to maintain eligibility to provide telecommunications services in its licensed service areas). Such asset has an indefinite life and therefore is not subject to amortization currently.

       The Company assigned $22.7 million of the purchase price to a customer base intangible asset in connection with the acquisitions of Verizon properties in 2002. Such asset is being amortized over 15 years; amortization expense for 2003 and 2002 was $1.5 million and $729,000, respectively, and is expected to be $1.5 million for each of the full years remaining in the amortization period.


(5)        PROPERTY, PLANT AND EQUIPMENT

       Net property, plant and equipment at December 31, 2003 and 2002 was composed of the following:

December 31,                                                 2003         2002
--------------------------------------------------------------------------------
                                                          (Dollars in thousands)
Cable and wire                                       $    3,801,079    3,643,167
Central office                                            2,230,943    2,150,217
General support                                             811,301      820,059
Fiber transport                                             141,853       74,305
Information origination/termination                          46,142       44,198
Construction in progress                                     21,289       32,507
Other                                                       131,548      104,739
--------------------------------------------------------------------------------
                                                          7,184,155    6,869,192
Accumulated depreciation                                 (3,728,674)  (3,337,547)
--------------------------------------------------------------------------------
Net property, plant and equipment                    $    3,455,481    3,531,645
================================================================================

       Depreciation expense was $502.1 million, $449.5 million and $382.0 million in 2003, 2002 and 2001, respectively.

(6)        LONG-TERM AND SHORT-TERM DEBT

       The Company's long-term debt as of December 31, 2003 and 2002 was as follows:

December 31,                                                 2003         2002
--------------------------------------------------------------------------------
                                                          (Dollars in thousands)
CenturyTel
     Senior credit facilities                         $           -      385,000
     Senior notes and debentures:
          7.75% Series A, due 2004                           50,000       50,000
          8.25% Series B, due 2024                          100,000      100,000
          6.55% Series C, due 2005                           50,000       50,000
          7.20% Series D, due 2025                          100,000      100,000
          6.15% Series E, due 2005                          100,000      100,000
          6.30% Series F, due 2008                          240,000      240,000
          6.875% Series G, due 2028                         425,000      425,000
          8.375% Series H, due 2010                         500,000      500,000
          6.02% Series J, due 2007
            (remarketable 2005)                             500,000      500,000
          4.75% Series K, due 2032                          165,000      165,000
          7.875% Series L, due 2012                         500,000      500,000
          9.38% notes                                             -        2,800
     6.86%* Employee Stock Ownership
       Plan commitment, due in installments
       through 2004                                             500        1,500
     Unamortized net discount                                (4,501)      (5,084)
     Fair value of derivative instrument
       related to Series H senior notes                      19,440       22,163
     Fair value of derivative instruments
       related to Series L senior notes                     (11,693)           -
     Other                                                      114          146
--------------------------------------------------------------------------------
            Total CenturyTel                              2,733,860    3,136,525
--------------------------------------------------------------------------------

Subsidiaries
     First mortgage debt
          5.92%* notes, payable to agencies of the
            U. S. government and cooperative
            lending associations, due in
            installments through 2025                       234,743      250,325
          7.98% notes, due through 2017                       5,211        5,500
     Other debt
          6.98%* unsecured medium-term notes,
            due through 2008                                199,613      244,124
          7.11%* notes, due in installments
            through 2020                                      3,739        5,361
          6.55%* capital lease obligations,
            due through 2008                                  4,589        7,034
--------------------------------------------------------------------------------
            Total subsidiaries                              447,895      512,344
--------------------------------------------------------------------------------
Total long-term debt                                      3,181,755    3,648,869
Less current maturities                                      72,453       70,737
--------------------------------------------------------------------------------
Long-term debt, excluding current maturities          $   3,109,302    3,578,132
================================================================================
* weighted average interest rate at December 31, 2003

       The approximate annual debt maturities for the five years subsequent to December 31, 2003 are as follows: 2004 - $72.5 million; 2005 - $246.1 million; 2006 - $277.9 million (including $165 million aggregate principal amount of the Company's convertible debentures, Series K, due 2032, which can be put to the Company at various dates beginning in 2006); 2007 - $521.7 million; and 2008 - $283.7 million.

       Certain of the loan agreements of CenturyTel and its subsidiaries contain various restrictions, among which are limitations regarding issuance of additional debt, payment of cash dividends, reacquisition of capital stock and other matters. In addition, the transfer of funds from certain consolidated subsidiaries to CenturyTel is restricted by various loan agreements. Subsidiaries which have loans from government agencies and cooperative lending associations, or have issued first mortgage bonds, generally may not loan or advance any funds to CenturyTel, but may pay dividends if certain financial ratios are met. At December 31, 2003, restricted net assets of subsidiaries were $249.1 million and subsidiaries' retained earnings in excess of amounts restricted by debt covenants totaled $1.476 billion. At December 31, 2003, all of the consolidated retained earnings reflected on the balance sheet was available under CenturyTel's loan agreements for the declaration of dividends.

       Approximately 25% of the Company's telephone property, plant and equipment is pledged to secure the long-term debt of subsidiaries.

       On May 6, 2002, the Company issued and sold in an underwritten public offering $500 million of equity units. Net proceeds to the Company from this issuance were approximately $483.4 million. Each of the 20 million equity units issued was priced at $25 and consists initially of a beneficial interest in a CenturyTel senior unsecured note (Series J) with a principal amount of $25 and a contract to purchase shares of CenturyTel common stock no later than May 2005. The senior notes will mature in May 2007. Each purchase contract will generally require the holder to purchase between .6944 and .8741 of a share of CenturyTel common stock in May 2005 based on the then current stock price of CenturyTel common stock in exchange for $25, subject to certain adjustments and exceptions. Accordingly, upon full settlement of the purchase contracts in May 2005, the Company will receive proceeds of $500 million and will deliver between 13.9 million and 17.5 million common shares in the aggregate. The senior notes are pledged by the holders to secure their obligations under the purchase contracts. The total distributions on the equity units will be at an initial annual rate of 6.875%, consisting of interest (6.02%) and contract adjustment payments (0.855%), each payable quarterly. On or after mid-February 2005, the senior notes will be remarketed, at which time the remarketing agent will reset the interest rate on the senior notes in order to generate sufficient proceeds to secure the holder's obligation under the purchase contract. In the event of an unsuccessful remarketing, the Company will exercise its right as a secured party to dispose of the senior notes and satisfy in full the holder's obligation to purchase common stock under the purchase contract.

       The senior note portion of the equity units is reflected on the balance sheet as long-term debt in the amount of $500 million. Interest expense on the senior notes is accrued at a rate of 6.02%, the initial interest rate. The present value of the aggregate contract adjustment payments has been recorded as an $11.6 million reduction to paid-in capital and as an equivalent liability. The Company is amortizing the difference between the aggregate amount of all payments and the present value thereof as interest expense over the three-year term of the purchase contracts. Upon making each such payment, the Company will allocate most of the payment to the reduction of its $11.6 million liability, and record the remainder as interest expense. The issuance costs of the equity units have been allocated to the units' debt and equity components. The debt issuance costs ($3.3 million) were computed based on typical costs of a debt transaction and will be amortized to interest expense over the term of the senior notes. The remainder of the issuance costs ($12.6 million) were treated as a cost of raising equity and recorded as a charge to paid-in capital.

       On July 22, 2002, the Company entered into $800 million of credit facilities, consisting of a $533 million three-year facility and a $267 million 364-day revolving facility with a one-year term-out option. The 364-day revolving facility was not renewed in 2003. The Company had no outstanding borrowings under its facility at December 31, 2003.

       In the third quarter of 2002, the Company issued $500 million of senior notes, Series L, due 2012 (which bear interest at 7.875%) and $165 million of convertible senior debentures, Series K, due 2032 (which bear interest at 4.75% and which may be converted into shares of CenturyTel common stock at a conversion price of $40.455 per share). Holders of the convertible senior debentures will have the right to require the Company to purchase all or a portion of the debentures on August 1, 2006, August 1, 2010 and August 1, 2017. In each case, the purchase price payable will be equal to 100% of the principal amount of the debentures to be purchased plus any accrued and unpaid interest to the purchase date. The Company will pay cash for all debentures so purchased on August 1, 2006. For any such purchases on or after August 1, 2010, the Company may choose to pay the purchase price in cash or shares of its common stock, or any combination thereof (except that the Company will pay any accrued and unpaid interest in cash).

       On October 15, 2002, the Company redeemed $400 million principal amount of its Series I Remarketable Senior Notes at par value, plus accrued interest. In connection with such redemption, the Company also paid a premium of approximately $71.1 million in accordance with the redemption provisions of the associated remarketing agreement. Such premium payment (net of $11.1 million of unamortized net premium primarily associated with the option payment received by the Company in 2000 in connection with the original issuance of the remarketable notes) is reflected as an Other Expense in the Company's results of operations for year ended December 31, 2002.

       At December 31, 2003, the Company had available $533.3 million of undrawn committed bank lines of credit and the Company's telephone subsidiaries had available for use $123.0 million of commitments for long-term financing from the Rural Utilities Service and Rural Telephone Bank.


(7)        DERIVATIVE INSTRUMENTS

       During 2002, the Company entered into a fair value hedge with respect to the Company's $500 million aggregate principal amount of 8.375% Series H senior notes, due 2010. This hedge was a "fixed to variable" interest rate swap that effectively converted the Company's fixed rate interest payment obligations under these notes into variable rate obligations. The change in the value of this hedge was reflected as a component of interest expense for the year ended December 31, 2002. As of December 31, 2002, the Company realized an interest rate of 4.96% related to such hedge. Interest expense was reduced by $7.8 million in 2002 as a result of this hedge. The fair value of such hedge at December 31, 2002 was $22.2 million and is reflected on the accompanying balance sheet as both an asset (included in "Other assets") and as an increase in the underlying debt (included in "Long-term debt"). In May 2003, the Company terminated this hedge. In connection with such termination, the Company received approximately $22.3 million in cash upon settlement, which represented the fair value of the hedge at the termination date. Such amount is being amortized as a reduction of interest expense through 2010, the maturity date of the Series H notes.

       In May and July 2003, the Company entered into four separate fair value interest rate hedges associated with the full $500 million principal amount of its Series L senior notes, due 2012, that pay interest at a fixed rate of 7.875%. These hedges are "fixed to variable" interest rate swaps that effectively convert the Company's fixed rate interest payment obligations under these notes into obligations to pay variable rates that range from the six-month London InterBank Offered Rate ("LIBOR") plus 3.229% to the six-month LIBOR plus 3.67%, with settlement and rate reset dates occurring each six months through the expiration of the hedges in August 2012. As of December 31, 2003, the Company realized a weighted average interest rate of 4.8% related to these hedges. Interest expense was reduced by $7.7 million during 2003 as a result of these hedges. The aggregate fair value of such hedges at December 31, 2003 was $11.7 million and is reflected on the accompanying balance sheet as both a liability (included in "Deferred credits and other liabilities") and as a decrease to the Company's underlying long-term debt.

       During 2002, the Company entered into (i) a cash flow hedge designed to lock in a fixed interest rate for $100 million of the $500 million senior notes issued in the third quarter of 2002 which was settled in the third quarter of 2002 for a $1.1 million payment by the Company (which is being amortized as additional interest expense over a ten-year period, which equates to the term of the debt issuance hedged) and (ii) a cash flow hedge designed to eliminate the variability of interest payments for $400 million of variable rate debt under the Company's $800 million credit facilities. During the second quarter of 2003, the Company retired all outstanding indebtedness associated with its $800 million credit facilities; therefore, such cash flow hedge was deemed ineffective in 2003 and resulted in a $722,000 unfavorable pre-tax charge to the Company's income.

(8)        DEFERRED CREDITS AND OTHER LIABILITIES

       Deferred credits and other liabilities at December 31, 2003 and 2002 were composed of the following:

December 31,                                                2003          2002
--------------------------------------------------------------------------------
                                                          (Dollars in thousands)

Deferred federal and state income taxes              $      528,551      352,161
Accrued postretirement benefit costs                        222,613      208,542
Fair value of interest rate swap                             11,693        1,290
Additional minimum pension liability                              -       56,388
Minority interest                                             7,218       26,067
Other                                                        66,576       71,720
--------------------------------------------------------------------------------
                                                     $      836,651      716,168
================================================================================


(9)        STOCKHOLDERS' EQUITY


Common stock - Unissued shares of CenturyTel common stock were reserved as follows:

December 31,                                                            2003
--------------------------------------------------------------------------------
                                                                  (In thousands)

Incentive compensation programs                                         12,099
Acquisitions                                                             4,064
Employee stock purchase plan                                             4,822
Dividend reinvestment plan                                                 454
Conversion of convertible preferred stock                                  435
Other employee benefit plans                                             3,717
--------------------------------------------------------------------------------
                                                                        25,591
================================================================================

       Under CenturyTel's Articles of Incorporation each share of common stock beneficially owned continuously by the same person since May 30, 1987 generally entitles the holder thereof to ten votes per share. All other shares entitle the holder to one vote per share. At December 31, 2003, the holders of 8.9 million shares of common stock were entitled to ten votes per share.

Preferred stock - As of December 31, 2003, CenturyTel had 2.0 million shares of authorized convertible preferred stock, $25 par value per share. At December 31, 2003 and 2002, there were 319,000 shares of outstanding preferred stock. Holders of outstanding CenturyTel preferred stock are entitled to receive cumulative dividends, receive preferential distributions equal to $25 per share plus unpaid dividends upon CenturyTel's liquidation and vote as a single class with the holders of common stock.

Shareholders' Rights Plan - In 1996 the Board of Directors declared a dividend of one preference share purchase right for each common share outstanding. Such rights become exercisable if and when a potential acquiror takes certain steps to acquire 15% or more of CenturyTel's common stock. Upon the occurrence of such an acquisition, each right held by shareholders other than the acquiror may be exercised to receive that number of shares of common stock or other securities of CenturyTel (or, in certain situations, the acquiring company) which at the time of such transaction will have a market value of two times the exercise price of the right.


(10)       POSTRETIREMENT BENEFITS

       The Company sponsors health care plans (which use a December 31 measurement date) that provide postretirement benefits to all qualified retired employees.

       On December 8, 2003, President Bush signed into law a bill that expands Medicare, primarily adding a prescription drug benefit for Medicare-eligible retirees starting in 2006. The Company anticipates that the benefits it pays after 2006 will be lower as a result of the new Medicare provisions; however, the Company's retiree medical obligations and reported costs do not reflect the impact of this legislation. Deferring recognition of the new medicare provisions' impact is permitted by Financial Accounting Standards Board Staff Position 106-1 due to unresolved questions about some of the new Medicare provisions and a lack of authoritative accounting guidance about certain matters.

       In 2003, the Company announced changes, effective January 1, 2004, that would decrease its subsidization of benefits provided under its postretirement benefit plan.

       The following is a reconciliation of the beginning and ending balances for the benefit obligation and the plan assets.

December 31,                                                2003        2002         2001
------------------------------------------------------------------------------------------
                                                                (Dollars in thousands)
Change in benefit obligation
     Benefit obligation at beginning of year         $    253,762     215,872      165,266
     Service cost                                           6,176       6,669        6,373
     Interest cost                                         18,216      15,962       14,512
     Participant contributions                              1,199         617          548
     Acquisitions                                               -      56,539            -
     Plan amendments                                      (34,597)          -            -
     Actuarial (gain) loss                                 79,163     (29,534)      40,005
     Benefits paid                                        (12,498)    (12,363)     (10,832)
------------------------------------------------------------------------------------------
Benefit obligation at end of year                    $    311,421     253,762      215,872
==========================================================================================

Change in plan assets
     Fair value of plan assets at beginning of year  $     28,697      36,555       39,873
     Return on assets                                       4,479      (2,896)      (1,379)
     Employer contributions                                 8,000       6,784        8,345
     Participant contributions                              1,199         617          548
     Benefits paid                                        (12,498)    (12,363)     (10,832)
------------------------------------------------------------------------------------------
Fair value of plan assets at end of year             $     29,877      28,697       36,555
==========================================================================================

       Net periodic postretirement benefit cost for 2003, 2002 and 2001 included the following components:

Year ended December 31,                                     2003        2002         2001
------------------------------------------------------------------------------------------
                                                                (Dollars in thousands)
Service cost                                         $      6,176       6,669        6,373
Interest cost                                              18,216      15,962       14,512
Expected return on plan assets                             (2,870)     (3,656)      (3,987)
Amortization of unrecognized actuarial loss                 2,234       1,470        1,337
Amortization of unrecognized prior service cost            (2,447)       (129)        (129)
------------------------------------------------------------------------------------------
Net periodic postretirement benefit cost             $     21,309      20,316       18,106
==========================================================================================

       The following table sets forth the amounts recognized as liabilities for postretirement benefits at December 31, 2003, 2002 and 2001.

December 31,                                                2003        2002         2001
------------------------------------------------------------------------------------------
                                                                (Dollars in thousands)
Benefit obligation                                   $   (311,421)   (253,762)    (215,872)
Fair value of plan assets                                  29,877      28,697       36,555
Unamortized prior service cost                            (33,068)       (918)      (1,046)
Unrecognized net actuarial loss                            89,893      14,573       33,925
------------------------------------------------------------------------------------------
Accrued benefit cost                                 $   (224,719)   (211,410)    (146,438)
==========================================================================================

       Assumptions used in accounting for postretirement benefits as of December 31, 2003 and 2002 were:

                                                            2003        2002
--------------------------------------------------------------------------------
Determination of benefit obligation
   Discount rate                                             6.0%        6.75
   Healthcare trend rates
     (Medical/Prescription Drug)
       Following year                                 11.0%/16.0%     4.9/5.7
       Rate to which the cost trend rate is
         assumed to decline (the ultimate
         trend rate)                                    5.0%/5.0%     4.5/4.5
       Year that the rate reaches the
         ultimate trend rate                            2010/2015   2015/2015

Determination of benefit cost
   Discount rate                                            6.75%        7.00
   Expected return on plan assets                           8.25%        10.0
--------------------------------------------------------------------------------

       The Company employs a total return investment approach whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets for a prudent level of risk. The intent of this strategy is to minimize plan expenses by outperforming plan liabilities over the long term. Risk tolerance is established through careful consideration of plan liabilities, plan funded status and corporate financial condition. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset studies and periodic portfolio reviews.

       The Company's postretirement benefit plan weighted-average asset allocations at December 31, 2003 and 2002 by asset category are as follows:

                                                            2003        2002
-----------------------------------------------------------------------------
Equity securities                                            80.5%       56.2
Debt securities                                              16.4        36.6
Other                                                         3.1         7.2
-----------------------------------------------------------------------------
Total                                                       100.0%      100.0
=============================================================================

       In determining the expected return on plan assets, historical markets are studied and long-term relationships between equities and fixed income are preserved consistent with the widely-accepted capital market principle that assets with higher volatility and risk generate a greater return over the long term. Current market factors such as inflation and interest rates are evaluated before long-term capital market assumptions are determined. Peer data and historical returns are also reviewed to check for reasonableness.

       Assumed health care cost trends have a significant effect on the amounts reported for postretirement benefit plans. A one-percentage-point change in assumed health care cost rates would have the following effects:

                                                   1-Percentage     1-Percentage
                                                  Point Increase   Point Decrease
---------------------------------------------------------------------------------
                                                      (Dollars in thousands)
Effect on total of service and interest
  cost components                                  $      1,588           (1,514)
Effect on postretirement benefit obligation        $     20,377          (19,126)
---------------------------------------------------------------------------------

       The Company expects to contribute approximately $13 million to its postretirement benefit plan in 2004.


(11)       RETIREMENT AND SAVINGS PLANS

       CenturyTel and certain subsidiaries sponsor defined benefit pension plans for substantially all employees. CenturyTel also sponsors an Outside Directors' Retirement Plan and a Supplemental Executive Retirement Plan to provide directors and officers, respectively, with supplemental retirement, death and disability benefits. The Company uses a December 31 measurement date for its plans.

       The following is a reconciliation of the beginning and ending balances for the aggregate benefit obligation and the plan assets for the Company's retirement and savings plans.

December 31,                                                2003        2002         2001
------------------------------------------------------------------------------------------
                                                               (Dollars in thousands)
Change in benefit obligation
      Benefit obligation at
        beginning of year                            $    346,256     271,490      249,835
      Service cost                                         12,840      10,353        7,760
      Interest cost                                        23,617      20,053       17,829
      Plan amendments                                           -           -        1,205
      Acquisitions                                              -      51,428            -
      Settlements                                          (9,962)          -            -
      Actuarial (gain) loss                                46,221       9,231        9,065
      Benefits paid                                       (28,139)    (16,299)     (14,204)
------------------------------------------------------------------------------------------
Benefit obligation at end of year                    $    390,833     346,256      271,490
==========================================================================================

Change in plan assets
      Fair value of plan assets at
        beginning of year                            $    266,420     270,902      315,727
      Return on plan assets                                52,783     (42,998)     (31,998)
      Employer contributions                               50,437       3,387        1,377
      Acquisitions                                          6,807      51,428            -
      Benefits paid                                       (28,139)    (16,299)     (14,204)
------------------------------------------------------------------------------------------
Fair value of plan assets at end of year             $    348,308     266,420      270,902
==========================================================================================

       At December 31, 2003, the Company's underfunded pension plans (meaning those with benefit obligations in excess of plan assets) had aggregate benefit obligations of $138.4 million and aggregate plan assets of $84.4 million. As of December 31, 2002, all of the pension plans had benefit obligations in excess of plan assets.

       Net periodic pension expense (benefit) for 2003, 2002 and 2001 included the following components:

Year ended December 31,                                     2003        2002         2001
------------------------------------------------------------------------------------------
                                                                (Dollars in thousands)

Service cost                                         $     12,840      10,353        7,760
Interest cost                                              23,617      20,053       17,829
Expected return on plan assets                            (22,065)    (28,575)     (30,803)
Settlements                                                 2,233           -            -
Recognized net (gains) losses                               7,214       1,248       (2,399)
Net amortization and deferral                                 397         395          301
------------------------------------------------------------------------------------------
Net periodic pension expense (benefit)               $     24,236       3,474       (7,312)
==========================================================================================

       The following table sets forth the combined plans' funded status and amounts recognized in the Company's consolidated balance sheet at December 31, 2003, 2002 and 2001.

December 31,                                                2003        2002         2001
------------------------------------------------------------------------------------------
                                                                (Dollars in thousands)

Benefit obligation                                   $   (390,833)   (346,256)    (271,490)
Fair value of plan assets                                 348,308     266,420      270,902
Unrecognized transition asset                                (900)     (1,152)      (1,404)
Unamortized prior service cost                              3,721       4,370        5,017
Unrecognized net actuarial (gain) loss                     98,759     102,664       23,121
------------------------------------------------------------------------------------------
Prepaid pension cost                                 $     59,055      26,046       26,146
==========================================================================================


       The Company's accumulated benefit obligation as of December 31, 2003 and 2002 was $329.0 million and $284.8 million, respectively.

       Amounts recognized on the balance sheet consist of:

December 31,                                                2003        2002         2001
------------------------------------------------------------------------------------------
                                                                (Dollars in thousands)

Prepaid pension cost                                 $     59,055      26,046       26,146
Additional minimum pension liability
  (reflected in Deferred Credits and
  Other Liabilities)                                            -     (56,388)           -
Intangible asset (reflected in Other Assets)                    -       1,212            -
Accumulated Other Comprehensive Loss                            -      55,176            -
------------------------------------------------------------------------------------------
                                                     $     59,055      26,046       26,146
==========================================================================================

       Assumptions used in accounting for the pension plans as of December 2003 and 2002 were:

                                                             2003           2002
--------------------------------------------------------------------------------
Determination of benefit obligation
    Discount rate                                             6.0%          6.75
    Weighted average rate of compensation increase            4.0%          4.50

Determination of benefit cost
    Discount rate                                            6.75%           7.0
    Weighted average rate of compensation increase           4.50%          4.50
    Expected long-term rate of return on assets              8.25%          10.0
--------------------------------------------------------------------------------

       The Company employs a total return investment approach whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets for a prudent level of risk. The intent of this strategy is to minimize plan expenses by outperforming plan liabilities over the long term. Risk tolerance is established through careful consideration of plan liabilities, plan funded status and corporate financial condition. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset studies and periodic portfolio reviews.

       The Company's pension plans weighted-average asset allocations at December 31, 2003 and 2002 by asset category are as follows:

                                                          2003             2002
--------------------------------------------------------------------------------
Equity securities                                         54.0%            66.5
Debt securities                                           11.0              5.7
Cash and cash equivalents                                 32.3             24.4
Other                                                      2.7              3.4
--------------------------------------------------------------------------------
Total                                                    100.0%           100.0
================================================================================

       In determining the expected return on plan assets, historical markets are studied and long-term relationships between equities and fixed income are preserved consistent with the widely-accepted capital market principle that assets with higher volatility and risk generate a greater return over the long term. Current market factors such as inflation and interest rates are evaluated before long-term capital market assumptions are determined. Peer data and historical returns are also reviewed to check for reasonableness.

       The amount of the 2004 contribution will be determined based on a number of factors, including the results of the 2004 actuarial valuation report. At this time, the amount of the 2004 contribution is not known.

       CenturyTel sponsors an Employee Stock Ownership Plan ("ESOP") which covers most employees with one year of service with the Company and is funded by Company contributions determined annually by the Board of Directors. The Company's expense related to the ESOP during 2003, 2002 and 2001 was $8.9 million, $9.3 million, and $7.5 million, respectively. At December 31, 2003, the ESOP owned an aggregate of 7.2 million shares of CenturyTel common stock.

       CenturyTel and certain subsidiaries also sponsor qualified profit sharing plans pursuant to Section 401(k) of the Internal Revenue Code (the "401(k) Plans") which are available to substantially all employees of the Company. The Company's matching contributions to the 401(k) Plans were $8.2 million in 2003, $6.7 million in 2002 and $6.6 million in 2001.

(12)       INCOME TAXES

       Income tax expense from continuing operations included in the Consolidated Statements of Income for the years ended December 31, 2003, 2002 and 2001 was as follows:

Year ended December 31,                                     2003        2002        2001
-----------------------------------------------------------------------------------------
                                                               (Dollars in thousands)
Federal
     Current                                         $     58,659      22,987      26,689
     Deferred                                             118,600      80,056      62,164
State
     Current                                                 (113)     11,406       6,735
     Deferred                                              10,106      (8,944)     (4,220)
-----------------------------------------------------------------------------------------
                                                     $    187,252     105,505      91,368
=========================================================================================

       Income tax expense for 2003 was reduced by $21.6 million primarily as a result of reducing the valuation allowance related to net state operating loss carryforwards as it is more likely than not that future taxable income will be sufficient to enable the Company to utilize this portion of the operating loss carryforwards.

       Income tax expense from continuing operations was allocated as follows:

Year ended December 31,                                     2003        2002        2001
-----------------------------------------------------------------------------------------
                                                               (Dollars in thousands)
Income tax expense in the consolidated
  statements of income                               $    187,252     105,505      91,368
Stockholders' equity:
     Compensation expense for tax purposes
       in excess of amounts recognized for
       financial reporting purposes                        (4,385)     (7,471)     (1,051)
     Tax effect of the change in accumulated
       other comprehensive income (loss)                   19,763     (19,763)    (13,715)
-----------------------------------------------------------------------------------------

       The following is a reconciliation from the statutory federal income tax rate to the Company's effective income tax rate from continuing operations:


Year ended December 31,                                     2003        2002        2001
-----------------------------------------------------------------------------------------
                                                           (Percentage of pre-tax income)

Statutory federal income tax rate                            35.0%       35.0        35.0
State income taxes, net of federal
  income tax benefit                                          1.2          .5          .7
Amortization of nondeductible goodwill                          -           -         3.4
Amortization of investment tax credits                          -         (.1)        (.2)
Amortization of regulatory liability                          (.1)        (.3)        (.7)
Other, net                                                    (.9)         .2         (.2)
-----------------------------------------------------------------------------------------
Effective income tax rate                                    35.2%       35.3        38.0
==========================================================================================

       In accordance with SFAS 142, effective January 1, 2002, goodwill amortization for financial reporting purposes ceased.

       The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2003 and 2002 were as follows:

December 31,                                                2003           2002
--------------------------------------------------------------------------------
                                                           (Dollars in thousands)
Deferred tax assets
     Postretirement benefit costs                    $     59,215         40,852
     Regulatory support                                    12,464         11,414
     Net state operating loss carryforwards                41,358         28,380
     Other employee benefits                               10,160         28,697
     Other                                                 24,819         18,720
--------------------------------------------------------------------------------
         Gross deferred tax assets                        148,016        128,063
         Less valuation allowance                         (19,735)       (28,380)
--------------------------------------------------------------------------------
         Net deferred tax assets                          128,281         99,683
--------------------------------------------------------------------------------

Deferred tax liabilities
     Property, plant and equipment, primarily due to
        depreciation differences                         (291,482)      (189,663)
     Goodwill                                            (350,812)      (256,801)
     Deferred debt costs                                   (2,470)        (2,400)
     Intercompany profits                                  (3,485)        (2,980)
     Other                                                 (8,583)             -
--------------------------------------------------------------------------------
         Gross deferred tax liabilities                  (656,832)      (451,844)
--------------------------------------------------------------------------------
Net deferred tax liability                           $   (528,551)      (352,161)
================================================================================

       As of December 31, 2003, the Company had available tax benefits associated with net state operating loss carryforwards, which expire through 2023, of $41.4 million. In assessing whether the Company can realize the benefits of its net state operating loss carryforwards, the Company considers whether it is more likely than not that some portion or all of the carryforwards will not be realized. The ultimate realization of the benefits of the carryforwards is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers its scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. As a result of such assessment, $19.7 million was reserved through the valuation allowance as of December 31, 2003 as it is likely that this amount of net operating loss carryforwards will not be utilized prior to expiration.


(13)       NONRECURRING GAINS AND LOSSES, NET

       In the second quarter of 2002, the Company recorded a pre-tax gain of $3.7 million from the sale of a PCS license.

       In the third quarter of 2001, the Company recorded a pre-tax gain on the sale of its remaining common shares of Illuminet Holdings, Inc. aggregating $54.6 million ($35.5 million after-tax; $.25 per diluted share). The Company also recorded a pre-tax gain of $4.0 million ($2.6 million after-tax; $.02 per diluted share) on the sale of certain other assets. Additionally in 2001, the Company recorded pre-tax charges of $25.5 million ($16.6 million after-tax; $.12 per diluted share) due to the write-down in the value of certain non-operating investments in which the Company owns a minority interest.

(14)       EARNINGS PER SHARE

       The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations:

Year ended December 31,                                    2003        2002        2001
-----------------------------------------------------------------------------------------
                                                            (Dollars, except per share
                                                         amounts, and shares in thousands)
Income (Numerator):
    Income from continuing operations                $    344,707     193,533     149,081
    Discontinued operations, net of tax                         -     608,091     193,950
-----------------------------------------------------------------------------------------
Net income                                                344,707     801,624     343,031
Dividends applicable to preferred stock                      (399)       (399)       (399)
-----------------------------------------------------------------------------------------
Net income applicable to common stock for
  computing basic earnings per share                      344,308     801,225     342,632
Dividends applicable to preferred stock                       399         399         399
-----------------------------------------------------------------------------------------
Net income as adjusted for purposes of
  computing diluted earnings per share               $    344,707     801,624     343,031
=========================================================================================

Net income applicable to common stock for
  computing basic earnings per share,
  as adjusted for goodwill amortization              $    344,308     801,225     398,898
=========================================================================================

Net income as adjusted for purposes of
  computing diluted earnings per share,
  as adjusted for goodwill amortization              $    344,707     801,624     399,297
=========================================================================================

Shares (Denominator):
Weighted average number of shares outstanding
  during period                                           143,673     141,796     141,021
Employee Stock Ownership Plan shares not
  committed to be released                                    (90)       (183)       (278)
-----------------------------------------------------------------------------------------
Weighted average number of shares outstanding
  during period for computing basic earnings
  per share                                               143,583     141,613     140,743
Incremental common shares attributable to
  dilutive securities:
    Shares issuable under convertible securities              435         435         435
    Shares issuable under outstanding stock options           682         831       1,129
-----------------------------------------------------------------------------------------
Number of shares as adjusted for purposes of
  computing diluted earnings per share                    144,700     142,879     142,307
=========================================================================================

Year ended December 31,                                     2003        2002        2001
-----------------------------------------------------------------------------------------
                                                             (Dollars, except per share
                                                          amounts, and shares in thousands)
Basic earnings per share
     From continuing operations                       $      2.40        1.36        1.06
     From continuing operations, as adjusted for
       goodwill amortization                          $      2.40        1.36        1.39
     From discontinued operations                     $         -        4.29        1.38
     From discontinued operations, as adjusted for
       goodwill amortization                          $         -        4.29        1.45
     Basic earnings per share                         $      2.40        5.66        2.43
     Basic earnings per share, as adjusted for
       goodwill amortization                          $      2.40        5.66        2.83

Diluted earnings per share
     From continuing operations                       $      2.38        1.35        1.05
     From continuing operations, as adjusted for
       goodwill amortization                          $      2.38        1.35        1.37
     From discontinued operations                     $         -        4.26        1.36
     From discontinued operations, as adjusted for
       goodwill amortization                          $         -        4.26        1.43
     Diluted earnings per share                       $      2.38        5.61        2.41
     Diluted earnings per share, as adjusted for
       goodwill amortization                          $      2.38        5.61        2.81

       The weighted average number of options to purchase shares of common stock that were excluded from the computation of diluted earnings per share because the exercise price of the option was greater than the average market price of the common stock was 2.6 million for 2003, 3.3 million for 2002 and 1.3 million for 2001.


(15)       STOCK OPTION PROGRAMS

       CenturyTel maintains programs which allow the Board of Directors, through the Compensation Committee, to grant (i) incentives to certain employees in any one or a combination of several forms, including incentive and non-qualified stock options; stock appreciation rights; restricted stock; and performance shares and (ii) stock options to outside directors. As of December 31, 2003, CenturyTel had reserved 12.1 million shares of common stock which may be issued under CenturyTel's current incentive compensation programs.

       Under the Company's programs, options have been granted to employees and directors at a price either equal to or exceeding the then-current market price. All of the options expire ten years after the date of grant and the vesting period ranges from immediate to three years.

       Stock option transactions during 2003, 2002 and 2001 were as follows:

                                                   Number            Average
                                                 of options           price
-----------------------------------------------------------------------------

Outstanding December 31, 2000                     4,681,159         $   21.16
      Exercised                                    (149,806)            15.91
      Granted                                     1,971,750             28.14
      Forfeited                                    (135,583)            18.42
-----------------------------------------------------------
Outstanding December 31, 2001                     6,367,520             23.51
      Exercised                                  (1,366,560)            13.97
      Granted                                     1,983,150             32.28
      Forfeited                                     (88,308)            28.59
-----------------------------------------------------------
Outstanding December 31, 2002                     6,895,802             27.95
      Exercised                                  (1,059,414)            22.30
      Granted                                     1,720,317             27.36
      Forfeited                                    (822,133)            33.34
-----------------------------------------------------------
Outstanding December 31, 2003                     6,734,572             28.14
===========================================================

Exercisable December 31, 2003                     3,807,355             27.21
===========================================================

Exercisable December 31, 2002                     3,991,753             25.68
===========================================================

       The following tables summarize certain information about CenturyTel's stock options at December 31, 2003.


                                 Options outstanding
-------------------------------------------------------------------------------------
                                            Weighted average
     Range of                             remaining contractual      Weighted average
  exercise prices     Number of options     life outstanding          exercise price
-------------------------------------------------------------------------------------

$    11.67-17.64             931,324                1.9               $     14.90
     24.10-26.31             230,308                7.6                     25.20
     26.62-31.56           3,061,468                7.9                     27.73
     31.75-38.50           2,469,563                8.4                     33.66
     39.00-46.19              41,909                5.3                     42.47
                           ---------
     11.67-46.19           6,734,572                7.5                     28.14
                           =========

                                 Options exercisable
-------------------------------------------------------------------------------------
     Range of                         Number of                      Weighted average
  exercise prices                options exercisable                  exercise price
-------------------------------------------------------------------------------------

$    11.67-17.64                           931,324                    $     14.90
     24.10-26.31                           178,753                          25.14
     26.62-31.56                         1,179,303                          28.15
     31.75-38.50                         1,476,066                          34.04
     39.00-46.19                            41,909                          42.47
                                         ---------
     11.67-46.19                         3,807,355                          27.21
                                         =========

(16)       SUPPLEMENTAL CASH FLOW DISCLUSURES

       The amount of interest actually paid by the Company, net of amounts capitalized of $488,000, $1.2 million and $3.5 million during 2003, 2002 and 2001, respectively, was $221.1 million, $210.9 million and $224.7 million during 2003, 2002 and 2001, respectively. Income taxes paid were $91.6 million in 2003, $325.5 million in 2002 and $128.3 million in 2001. Income tax refunds totaled $85.7 million in 2003, $2.7 million in 2002 and $5.0 million in 2001.

       The Company has consummated the acquisitions of various operations, along with certain other assets, during the three years ended December 31, 2003. In connection with these acquisitions, the following assets were acquired and liabilities assumed:

Year ended December 31,                                 2003          2002          2001
-----------------------------------------------------------------------------------------
                                                             (Dollars in thousands)

Property, plant and equipment, net                $    46,390       866,575            -
Goodwill                                               21,743     1,335,157       33,183
Deferred credits and other liabilities                 21,754       (56,897)      13,948
Other assets and liabilities, excluding
  cash and cash equivalents                            (3,644)      100,191            -
-----------------------------------------------------------------------------------------
Decrease in cash due to acquisitions              $    86,243     2,245,026       47,131
=========================================================================================

       The Company has disposed of various operations reflected within continuing operations, along with certain other assets, during the three years ended December 31, 2003. In connection with these dispositions, the following assets were sold, liabilities eliminated, assets received and gain recognized:

Year ended December 31,                                 2003          2002         2001
---------------------------------------------------------------------------------------
                                                             (Dollars in thousands)

Property, plant and equipment, net                $        -             -       (2,447)
Marketable equity securities                               -             -       (3,614)
Other assets and liabilities, excluding
  cash and cash equivalents                                -          (435)     (19,080)
Gain on sale of assets                                     -        (3,709)     (33,043)
---------------------------------------------------------------------------------------
Increase in cash due to dispositions              $        -        (4,144)     (58,184)
=======================================================================================

       For information on the Company's discontinued operations, see Note 3.

(17)       FAIR VALUE OF FINANCIAL INSTRUMENTS

       The following table presents the carrying amounts and estimated fair values of certain of the Company's financial instruments at December 31, 2003 and 2002.

                                                    Carrying         Fair
                                                     Amount          value
--------------------------------------------------------------------------------
                                                    (Dollars in thousands)
December 31, 2003
-----------------

Financial assets
     Other                                        $    54,605        54,605  (2)

Financial liabilities
     Long-term debt (including
       current maturities)                        $ 3,181,755     3,440,279  (1)
     Interest rate swaps                          $    11,693        11,693  (2)
     Other                                        $    44,612        44,612  (2)
--------------------------------------------------------------------------------

December 31, 2002
-----------------

Financial assets
     Interest rate swaps                          $    22,163        22,163  (2)
     Other                                        $    33,637        33,637  (2)

Financial liabilities
     Long-term debt (including
       current maturities)                        $ 3,648,869     3,937,535  (1)
     Interest rate swaps                          $     1,290         1,290  (2)
     Other                                        $    41,884        41,884  (2)
--------------------------------------------------------------------------------

(1) Fair value was estimated by discounting the scheduled payment streams to present value based upon rates currently available to the Company for similar debt.
(2)    Fair value was estimated by the Company to approximate carrying value.

       The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximates the fair value due to the short maturity of these instruments and have not been reflected in the above table.

(18)       BUSINESS SEGMENTS

       The Company in an integrated communications company engaged primarily in providing an array of communications services to its customers, including local exchange, long distance, Internet access, data and fiber transport services. The Company strives to maintain its customer relationships by, among other things, bundling its service offerings to provide its customers with a complete offering of integrated communications services. Effective in the first quarter of 2004, as a result of the Company's increased focus on integrated bundle offerings and the varied discount structures associated with such offerings, the Company determined that its results of operations would be more appropriately reported as a single reportable segment under the provisions of Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." Therefore, the results of operations for 2004 and future years will reflect the presentation of a single reportable segment. Results of operations for 2003, 2002 and 2001 have been conformed to the Company's future presentation of a single reportable segment.

       The Company's operating revenues for its products and services include the following components:

Year ended December 31,                      2003        2002         2001
---------------------------------------------------------------------------
                                                 (Dollars in thousands)

Local service                        $     712,565     570,871      466,985
Network access                           1,001,462     884,982      812,440
Long distance                              173,884     146,536      117,363
Data                                       244,998     179,695      125,619
Fiber transport and CLEC                    43,041      21,666        6,106
Other                                      191,660     168,246      150,991
---------------------------------------------------------------------------
Total operating revenues             $   2,367,610   1,971,996    1,679,504
===========================================================================

       For a description of each of the sources of revenues, see Management's Discussion and Analysis and Results of Operations - Operating Revenues.

       Interexchange carriers and other accounts receivable on the balance sheets are primarily amounts due from various long distance carriers, principally AT&T, and several large local exchange operating companies.


(19)       COMMITMENTS AND CONTINGENCIES

       Construction expenditures and investments in vehicles, buildings and equipment during 2004 are estimated to be $400 million.

       In Barbrasue Beattie and James Sovis, on behalf of themselves and all others similarly situated, v. CenturyTel, Inc., filed on October 29, 2002 in the United States District Court for the Eastern District of Michigan (Case No. 02-10277), the plaintiffs allege that the Company unjustly and unreasonably billed customers for inside wire maintenance services, and seek unspecified money damages and injunctive relief under various legal theories on behalf of a purported class of over two million customers in the Company's telephone markets. The Court has not yet ruled on the plaintiffs' certification motion, and has not yet set a date to resolve this issue. Given the current status of this case, the Company cannot estimate the potential impact, if any, that this case will have on its results of operations.

       AT&T filed a petition with the FCC in December 2003 seeking forbearance from enforcing certain provisions of the Telecommunications Act of 1996 that allows LECs to file access tariffs on a streamlined basis and, if certain criteria are met, deems those tariffs lawful. Certain of the Company's telephone subsidiaries file interstate tariffs directly with the FCC using this streamlined filing approach. As a result of recent court rulings, tariffs that have been "deemed lawful" in effect nullify an interexchange carrier's ability to seek refunds should the earnings from the tariffs ultimately result in earnings above the authorized rate of return prescribed by the FCC. The Company has not recognized any revenues in excess of the authorized rate of return applicable to those carriers who historically have requested refunds pending resolution of the "deemed lawful" tariff issue. The Company will continue to monitor the status of the AT&T petition with the FCC. Although it is possible the Company could benefit favorably upon resolution of this issue, there is no assurance that a favorable outcome will occur.

       From time to time, the Company is involved in various other claims and legal actions relating to the conduct of its business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.

(20)       SUBSEQUENT EVENT

       On February 3, 2004, the Company announced that its board of directors approved a stock repurchase program that will allow the Company to repurchase up to an aggregate of $400 million of either its common stock or convertible equity units prior to December 31, 2005. The Company commenced purchases under this plan on February 6, 2004.


                                * * * * * * * * *

                                CENTURYTEL, INC.
               Consolidated Quarterly Income Statement Information
                                   (Unaudited)

                                                     First       Second       Third       Fourth
                                                    quarter     quarter      quarter     quarter
-------------------------------------------------------------------------------------------------
                                                  (Dollars in thousands, except per share amounts)
2003                                                                (unaudited)
-------------------------------------------------------------------------------------------------

Operating revenues                                $  578,014     586,729      600,264     602,603
Operating income                                  $  184,773     188,381      190,781     186,461
Net income                                        $   83,919      87,367       90,979      82,442
Basic earnings per share                          $      .59         .61          .63         .57
Diluted earnings per share                        $      .58         .60          .63         .57



2002
-------------------------------------------------------------------------------------------------

Operating revenues                                $  422,918     438,702      524,497     585,879
Operating income                                  $  119,049     109,531      157,716     189,110
Income from continuing operations                 $   43,117      41,482       64,589      44,345
Net income                                        $   70,767      78,763      607,749      44,345
Basic earnings per share from
  continuing operations                           $      .30         .29          .46         .31
Basic earnings per share                          $      .50         .56         4.29         .31
Diluted earnings per share from
  continuing operations                           $      .30         .29          .45         .31
Diluted earnings per share                        $      .50         .55         4.26         .31



2001
-------------------------------------------------------------------------------------------------

Operating revenues                                $  411,602     409,250      423,973     434,679
Operating income                                  $  104,309      99,209      105,991     115,796
Income from continuing operations                 $   27,708      22,533       60,994      37,846
Net income                                        $   46,722     154,241       92,305      49,763
Basic earnings per share from
  continuing operations                           $      .20         .16          .43         .27
Basic earnings per share from
  continuing operations, as adjusted              $      .28         .24          .51         .35
Basic earnings per share                          $      .33        1.10          .65         .35
Basic earnings per share, as adjusted             $      .43        1.20          .75         .45
Diluted earnings per share from
  continuing operations                           $      .19         .16          .43         .27
Diluted earnings per share from
  continuing operations, as adjusted              $      .28         .24          .51         .35
Diluted earnings per share                        $      .33        1.09          .65         .35
Diluted earnings per share, as adjusted           $      .43        1.19          .75         .45
-------------------------------------------------------------------------------------------------

       Diluted earnings per share for the fourth quarter of 2003 included a $.06 per share charge related to operating taxes, net of related revenue effect, and interest associated with various operating tax audits.

       Diluted earnings per share for the third quarter of 2002 included $3.72 per share related to the gain on the sale of substantially all of the Company's wireless operations, net of amounts written off for costs expended related to the wireless portion of the new billing system currently in development. Diluted earnings per share for the fourth quarter of 2002 was negatively impacted by $.27 per share related to the redemption premium on the Company Series I remarketable notes that were redeemed in October 2002. On July 1 and August
31, 2002, the Company acquired nearly 650,000 telephone access lines and related assets from Verizon. See Note 2 for additional information.